UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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AMERICAN TOWER CORPORATION

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Dear Stockholder:

April 22, 2016

It is my pleasure to invite you to American Tower Corporation’s 2016 Annual Meeting of Stockholders, which will be held on Wednesday, June 1, 2016 at 11:00 a.m., local time, in the Braemore/Kenmore Room at the Colonnade Hotel, 120 Huntington Avenue, Boston, Massachusetts 02116.

The official notice of meeting; the proxy statement, which describes in detail the matters to be discussed and voted on at the meeting; and the form of proxy are included with this letter.

Your vote is important. You may vote your shares over the Internet; by telephone; by mail, if you received a paper copy of the proxy materials by mail and follow the instructions on the proxy card or voting instruction card; or in person at the meeting. If you vote by proxy prior to the meeting, you may withdraw your proxy and vote in person at the meeting if you wish to do so. Whether or not you plan to attend the meeting in person, I urge you to vote as soon as possible so as to be sure that your shares will be represented at the meeting.

On behalf of all of management and your Board of Directors, I thank you for your continued support.

Sincerely,

James D. Taiclet, Jr.

Chairman of the Board, President and

Chief Executive Officer

Letter from the Lead Independent Director

April 22, 2016

It is an honor to serve as Lead Director of American Tower Corporation and to work with my fellow Board members. Our Board is committed to executing its governance responsibilities and providing appropriate oversight of the Company’s operations, long-term strategy and risk exposure.

During my tenure as Lead Director, as American Tower has evolved, so has the composition of our Board. We are focused on ensuring that our Board is comprised of Directors who bring a wealth of diverse leadership experience, knowledge and skills that benefit our Company and stockholders, including the insights particular to our business to effectively oversee a global company. We remain committed to a mix of newer and longer-tenured directors to ensure that the Board has fresh perspectives and the benefit of a broad range of experience, as well as historical knowledge. Over the past 18 months, as part of our Board succession planning, we elected two new directors, Mr. Craig Macnab, in December 2014, and Mr. Robert D. Hormats, in October 2015. They provide the Board with greater REIT and international expertise, and I look forward to their continued contributions to the Board.

In addition to a focus on Board refreshment, we routinely restructure our committees as a way to further broaden members’ perspectives and diversify expertise, as well as improve overall committee effectiveness. In May 2015, we elected new chairs of our Audit and Nominating and Corporate Governance committees.

We are committed to good corporate governance practices and dedicated to ensuring that the Company is managed for the long-term benefit of our stockholders. In the spring and fall of 2015, we had the opportunity to engage with stockholders who held a majority of our shares to discuss a number of important topics. We appreciated the constructive dialogue and the open exchange of ideas. As result of these conversations, we have made responsive changes to our executive compensation program and governance policies. For instance, we recently amended our by-laws to provide for proxy access, giving our stockholders a more meaningful voice in director elections. This is just one example of our active commitment to our stockholders and to corporate governance best practices.

I appreciate the opportunity to serve as your Lead Director and want to assure you that each member of the Board is committed to maintaining our effectiveness by governing in a responsible and prudent manner. We appreciate your continued support.

Sincerely,

Pamela D.A. Reeve

Lead Director

Notice of

2016 Annual Meeting of Stockholders

Date:	Wednesday, June 1, 2016
Time:	11:00 a.m. local time
Location:	Braemore/Kenmore Room The Colonnade Hotel 120 Huntington Avenue, Boston, Massachusetts
Record Date:	April 6, 2016

At the Annual Meeting you will be asked to:
Proposal 1	Elect 10 Directors for the ensuing year or until their successors are elected and qualified;
Proposal 2	Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2016;
Proposal 3	Approve, on an advisory basis, our executive compensation;
Proposal 4	Consider a stockholder proposal regarding the ownership threshold required to call a special meeting; and
Proposal 5	Transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

HOW YOU MAY VOTE

You may vote if you were a stockholder of record on April 6, 2016 (the record date). To ensure that your shares are represented at the meeting, please vote as soon as possible by one of the following methods:

For more detailed information on voting, please see “How do I cast a vote” in the “Questions & Answers” section beginning on page 75 of this Proxy Statement.

By order of the Board of Directors,

Edmund DiSanto
Executive Vice President, Chief Administrative Officer,
General Counsel and Secretary

Boston, Massachusetts

April 22, 2016

American Tower Corporation

116 Huntington Avenue

Boston, Massachusetts 02116

Whether or not you expect to attend the Annual Meeting, please vote as soon as possible to ensure representation of your shares at the Annual Meeting. You may vote your shares over the Internet, by telephone or by mail (as applicable) by following the instructions on the proxy card or voting instruction card.

Materials will be made available on or about April 22, 2016.

PROXY STATEMENT SUMMARY	1

CORPORATE GOVERNANCE	7

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS	24

Securities Authorized for Issuance under Equity Compensation Plans	63

PROPOSAL 1-ELECTION OF DIRECTORS	64

PROPOSAL 2-RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	70

PROPOSAL 3-ADVISORY VOTE ON EXECUTIVE COMPENSATION	71

PROPOSAL 4-STOCKHOLDER PROPOSAL REGARDING THRESHOLD REQUIRED TO CALL A SPECIAL MEETING	73

QUESTIONS & ANSWERS	75

ADDITIONAL INFORMATION	78

Other Matters	78

Section 16(a) Beneficial Ownership Reporting Compliance	78

Proposals of Stockholders	78

Proxy Access	79

Householding of Annual Meeting Materials	79

Annual Report on Form 10-K	79

APPENDIX A	A-1

Proxy Statement Summary

The following pages provide a summary of important information you will find in this Proxy Statement. As it is only a summary, please review the complete Proxy Statement before submitting your vote.

Proposals To Be Voted On

Proposal		Board’s Voting Recommendation	Page Reference
Proposal No. 1	Election of Directors	FOR	64
Proposal No. 2	Approval of Independent Accountant	FOR	70
Proposal No. 3	Advisory Vote on Executive Compensation	FOR	71
Proposal No. 4	Stockholder Proposal Regarding Ownership Threshold to Call a Special Meeting	AGAINST	73

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

What’s New Since Last Year

Changes to Corporate Governance Since 2015 Annual Meeting

Our Board of Directors (Board) continuously reviews our corporate governance practices and market trends, adopting policies that enhance management oversight for the long-term benefit of our stockholders. Since our 2015 Annual Meeting, and after engaging with our stockholders and reviewing recent corporate governance trends, we made several changes, including:

•	In May 2015, the Board rotated the chairs of the Audit Committee and the Nominating and Corporate Governance Committee (Nominating Committee) to improve committee performance and facilitate board interests and development.

•	We expanded our Board to 10 directors, with the October 2015 addition of Robert D. Hormats—the Vice Chairman of Kissinger Associates, Inc. and a former U.S. Under Secretary of State for Economic Growth, Energy and the Environment.

•	We recently adopted an amendment to our Amended and Restated By-Laws (By-Laws) to provide for proxy access, giving our stockholders a more meaningful voice in director elections by allowing them to nominate directors and have those nominees listed in our proxy statement and on our proxy card.

•	We amended our Corporate Governance Guidelines related to stock ownership to: (i) provide for performance-based restricted stock units (PSUs) in the ownership calculations; (ii) increase the Chief Executive Officer’s (CEO) ownership guideline to six (6) times his base salary; and (iii) add a stock retention requirement for executive officers until they are in compliance.

Changes to Our Executive Compensation Program Since 2015 Annual Meeting

To reinforce our pay for performance philosophy, and after engaging with our stockholders, we made several changes to our executive compensation program:

•	Changed the determination of short-term incentive awards to 80%, based on quantitative metrics (Company achievement of financial goals (total property segment revenue and Adjusted EBITDA¹)) and 20%, based on qualitative metrics (individual achievement of strategic, organizational development and operational goals).

•	Reduced the annual incentive payout level at threshold to 50% of target (from 75%) for payments related to fiscal year 2016 and going forward.

•	Eliminated stock options from the long-term incentive program, and increased the PSUs to 60% and the time-based restricted stock units (RSUs) to 40% (from 50% stock options, 25% PSUs and 25% RSUs).

•	Included Return on Invested Capital (ROIC) to complement Adjusted Funds From Operations (AFFO) per Share target metric for PSU awards granted in 2016[1].

•	Revised the PSU program to reflect a three-year performance period, rather than three consecutive one-year performance periods.

[1]	Adjusted EBITDA, ROIC, AFFO and AFFO per Share are non-GAAP financial measures. Definitions and reconciliations to GAAP can be found in Appendix A.

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

PROXY STATEMENT SUMMARY

Executive Compensation Philosophy

Under our pay for performance philosophy, the vast majority of executive compensation is variable and tied to Company and individual performance. The goal is to reward our executive team for their leadership in meeting key near-term goals and objectives while also positioning the Company to generate sustainable long-term stockholder value.

Our approach to determining executive compensation includes an assessment of:

•	Company annual performance relative to pre-established financial goals and objectives;
•	Individual annual performance relative to pre-established strategic, organizational development and operational goals and objectives;
•	Company annual financial performance relative to that of competitors and peer group companies; and
•	Other relevant considerations, such as benchmarking data and other independent analyses and retention of executives with a multiyear track record of outstanding performance and proven leadership potential.

Other key features of our executive compensation program include:

•	Double-Trigger Equity Vesting and No Tax Gross-Ups in a Change of Control;
•	Reasonable Retirement and Welfare Benefits and No Pension Arrangements;
•	Claw Back Provisions;
•	Stock Ownership Guidelines;
•	Anti-Insider Trading Policy, including Prohibition on Hedging and Pledging;
•	Use of an Independent Compensation Consultant;
•	Annual Risk Assessment; and
•	Equity Awards Weighted Towards Performance-Based Metrics.

2015 Business Highlights

Key Financial Results1

•	AFFO per Share increased nearly 12%, to $5.08;
•	Distributed an aggregate of more than $850 million in cash to common stockholders, including the dividend paid in January 2016 to stockholders of record as of December 16, 2015;
•	Maintained a strong balance sheet, ending the year with $1.9 billion in liquidity;
•	Maintained our investment-grade rating;
•	Issued nearly $4 billion in common and preferred equity offerings;
•	Raised nearly $4 billion in the debt capital markets through early January 2016; and
•	Increased the availability under our revolving credit facilities by $1.25 billion.

▶	Total property revenue increased nearly 17% to $4.7 billion

▶	Adjusted EBITDA increased nearly 16% to $3.1 billion

▶	AFFO increased more than 18% to $2.2 billion

▶	ROIC was maintained at over 9%

[1]	Definitions of non-GAAP financial measures and reconciliations to GAAP can be found in Appendix A.

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

PROXY STATEMENT SUMMARY

Asset Expansion in Key Growth Markets

In 2015, we added assets to our global portfolio that we expect will further extend our ability to generate compelling long-term sustainable growth. These included:

•	Obtaining from Verizon Communications Inc. (Verizon) the exclusive rights to lease, acquire or otherwise operate and manage approximately 11,500 wireless communications sites in the United States;
•	Acquiring over 4,700 communications sites in the emerging market of Nigeria from certain subsidiaries of Bharti Airtel Limited (Airtel);
•	Positioning American Tower as a market leader in Brazil through the acquisition of nearly 5,500 communications sites from TIM Celular S.A. (TIM); and
•	Entering into an agreement to expand our footprint in India to more than 57,000 sites through the acquisition of a majority (51%) ownership interest in Viom Networks Ltd. (Viom).

CEO’s Track Record of Success

Under the leadership of Mr. Taiclet, our CEO since 2003, American Tower has continued to grow, deliver solid performance and return cash to stockholders. Below are highlights relating to Mr. Taiclet’s tenure (beginning at the end of 2003):

•	Our stock price grew more than 800% on an adjusted basis;
•	Our market capitalization increased by more than 1,600% and enterprise value increased by approximately 10 times;
•	Our asset base increased from approximately 15,000 towers to approximately 140,000 (as of December 31, 2015 pro forma for the Viom acquisition);
•	Our geographic presence expanded from 3 to 13 countries while diversifying our customer base with well-capitalized global mobile network operators;
•	Our total revenues grew more than 650%, to approximately $4.8 billion, through organic growth and acquisitions; and
•	Distributions included an aggregate of approximately $2.3 billion to common stockholders through January 2016.

Executive Pay Mix

CHIEF EXECUTIVE OFFICER – TARGET COMPENSATION	AVERAGE OF OTHER FOUR NAMED EXECUTIVE OFFICERS (NEOS)– TARGET COMPENSATION

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

PROXY STATEMENT SUMMARY

Our Director Nominees

You are being asked to vote on the election of the following 10 Directors. All Directors are elected annually by a majority of votes cast. Detailed information about each Director’s background, skill set and areas of expertise can be found beginning on page 65.

Name and Title	Age	Director Since	Independent	Committee Memberships			Other Public Company Boards
				Audit	Compensation	Nominating
JAMES D. TAICLET, JR.† Chairman, President & CEO, American Tower Corporation	55	2003					None
RAYMOND P. DOLAN President & CEO, Sonus Networks, Inc.	58	2003	•				Sonus Networks, Inc.
ROBERT D. HORMATS Vice Chairman, Kissinger Associates, Inc.	73	2015	•				None
CAROLYN F. KATZ Executive Chairman, Author & Company	54	2004	•				Vonage Holdings Corp.
GUSTAVO LARA CANTU Former CEO, Monsanto Company (Latin American North Divison)	66	2004	•				None
CRAIG MACNAB CEO and Chairman, National Retail Properties, Inc.	60	2014	•				National Retail Properties, Inc.
JOANN A. REED Healthcare consultant and former SVP, Finance and CFO, Medco Health Solutions, Inc.	60	2007	•	Chair			Mallinckrodt plc; Waters Corporation
PAMELA D.A. REEVE* Former President and CEO, Lightbridge, Inc.	66	2002	•				Frontier Communications Corporation; Sonus Networks, Inc.
DAVID E. SHARBUTT Fomer CEO and Chairman, Alamosa Holdings, Inc.	66	2006	•			Chair	None
SAMME L. THOMPSON President, Telit Associates, Inc.	70	2005	•		Chair		Spok Holdings, Inc.

†	Sole Management Director
*	Lead Director

Board of Directors Snapshot

Number of Directors: 10	Number of Directors Added in Last 3 years: 2
Average Age: 63	Number of Board meetings in 2015: 11
Number of Independent Directors: 9 (all except our Chairman)	Average Director Attendance in 2015: 96%

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

PROXY STATEMENT SUMMARY

Board Diversity

While we do not have a specific policy on the diversity of our Board, our Corporate Governance Guidelines provide for selecting Directors who reflect a diversity of skills, professional and personal backgrounds and experience. Here are some statistics regarding the composition of our current Board:

Key Corporate Governance Best Practices

•  Annual Election of All Directors

•  All Directors Except Chairman Are Independent (Our CEO serves as Chairman and is the only Management Director)

•  Lead Independent Director

•  Only Independent Directors Serve on Board’s Standing Committees

•  Majority Voting for Directors

•  Independent Directors Meet Without Management Present

•  Annual Review of Board Composition and Skills, and Succession Planning

•  One Vote per Share of Common Stock

•  Regular Stockholder Engagement

•  Proxy Access (3%, 3 years, 25% of Board)

•  Code of Ethics and Business Conduct Policy

•  Corporate Governance Guidelines

•  Disclosure Committee for Financial Reporting

•  Stock Ownership Requirements for Directors and Executives

•  Stockholders’ Right to Act by Written Consent

•  Anti-Insider Trading Policy, including Anti-Hedging and Anti-Pledging Provisions

•  Claw Back Provisions

•  Double-Trigger Equity Vesting and No Tax Gross-Ups in a Change of Control

•  Stockholder Ability to Call Special Meetings (25% Ownership Threshold)

•  Annual Risk Assessment

•  Review and Approval Policy for Related Party Transactions

•  Independent Compensation Consultant

•  Annual Review of CEO Performance, Under Leadership of Lead Independent Director

•  Directors Attend Continuing Education Programs for Directors

•  Stock Options Are Not Repriced

•  Rotation of Committee Chairs

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

Corporate Governance

General

Our Board is committed to strong corporate governance practices and dedicated to ensuring that American Tower is managed for the long-term benefit of our stockholders and other stakeholders. To fulfill this role, the Board and its three standing committees—Audit; Compensation; and Nominating—meet throughout the year and engage in meaningful discussions with management to ensure that the Board is informed regarding the Company’s activities, operating plans and strategic initiatives. The National Association of Corporate Directors, New England chapter, recently named our Board as the “2016 Public Company Board of the Year.”

To promote full and complete compliance with all applicable corporate governance standards and remain aligned with best practices demonstrated by other public companies, the Board has adopted corporate governance principles and procedures, which it reviews and amends as necessary. We also continuously review guidance and interpretations provided by the Securities and Exchange Commission (SEC) and the New York Stock Exchange (NYSE).  Furthermore, we engage in meaningful discussions with our stockholders regarding governance issues and potential improvements.

RECENT CHANGES TO OUR CORPORATE GOVERNANCE

•	In October 2015, after reviewing best practices and engaging in discussions with our stockholders, we revised our stock ownership guidelines to: (i) provide for PSUs in the ownership calculations; (ii) increase the CEO’s ownership guideline to six (6) times his base salary; and (iii) add a stock retention requirement for executive officers until they are in compliance with the ownership guidelines.

•	Effective January 1, 2016, we amended our Code of Ethics and Business Conduct Policy (Code of Conduct) to, among other things, clarify the process for reporting violations of the Code of Conduct and publicly disclose our anti-pledging and anti-hedging policies.

•	In February 2016, after discussions with our long-term stockholders and reviewing current market practices and trends, we amended our By-Laws to provide for proxy access, thereby giving our stockholders a more meaningful voice in Director elections.

You can access our current committee charters, Corporate Governance Guidelines and By-Laws in the “Investor Relations” section of our website, www.americantower.com, and our Code of Conduct in the “Corporate Responsibility” section of our website. You may also request such documents be mailed to you by writing to: American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116, Attention: Investor Relations. Each charter is reviewed annually, and in October 2015, the Board made certain revisions to the Compensation Committee charter.

Board of Directors

BOARD LEADERSHIP STRUCTURE

The Board is led by our President and CEO, James D. Taiclet, who assumed the role of Chairman of the Board in February 2004 and is the only management Director. Pamela D.A. Reeve is Lead Director, a role she has held since May 2004 when appointed by the independent Directors.

The Nominating Committee frequently reviews the current Board structure, including whether the roles of Chairman and CEO should be separated. The Nominating Committee continues to believe that having a single Chairman and CEO with a strong Lead

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

CORPORATE GOVERNANCE

Board of Directors

Director, complemented by an independent Board, has provided an appropriate balance and has helped contribute to our pursuit of sound corporate governance and Board effectiveness. We believe that having our CEO, the individual most familiar with our day-to-day operations, chair regular Board meetings ensures that key business issues and stockholder interests are brought to the attention of our Board in a timely manner. The Company’s growth since Mr. Taiclet was appointed CEO in 2003 demonstrates that this leadership structure effectively promotes communication between the Board and management, which directly benefits our stockholders and other stakeholders.

SELECTION OF DIRECTORS AND BOARD REFRESHMENT

We are committed to ensuring that our Board is made up of Directors who bring a wealth of leadership, knowledge and skills that benefit our Company and stockholders. The Nominating Committee reviews the characteristics, skills and experience of the Board as a whole and its individual members on an ongoing basis to assess those traits against the needs identified to benefit the Company, its management and its stockholders. The Board, together with the Nominating Committee, believes that periodic Board refreshment is necessary to optimize the Board’s effectiveness. As we expand our operations throughout the world, the Nominating Committee strives to create a Board with the knowledge and skills necessary to oversee a global company effectively.

Board Succession Planning

The Nominating Committee works with the Chairman and Lead Director to develop a Board succession plan that effectively promotes the Company’s long-term strategic objectives. The Nominating Committee is continuously evaluating the Board’s composition in light of the Company’s strategy and, as a result, recently recommended two new Directors to the Board over the past three years to increase the Board’s real estate investment trust (REIT) and international expertise.

Process for Director Nomination / Selection

In considering candidates for the Board, the Nominating Committee recommends individuals whom it believes can best perpetuate and enhance the success of the business and represent stockholder interests through the exercise of sound judgment using the full Board’s experience. To identify and evaluate Director candidates, the Nominating Committee requests recommendations from Board members and others, holds meetings to evaluate biographical information and background material relating to potential candidates and, along with other Board members, interviews selected candidates.

As a stockholder, you may recommend to the Nominating Committee an individual for consideration as a potential Director candidate. To do so, please submit the candidate’s name, together with appropriate biographical information and background materials, to David E. Sharbutt, Chairperson of the Nominating and Corporate Governance Committee, c/o General Counsel, American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116. If the biographical and background material provided for

The Lead Director performs the following responsibilities to co-manage the Board effectively:

•	Assists the Chairman in communicating with, and assigning tasks to, the other Board members;

•	Works with the Chairman to establish agendas for upcoming Board meetings and reviews meeting schedules to ensure that there is sufficient time for discussion of all agenda items;

•	Leads discussions regarding risk management;

•	Together with the chairperson of the Compensation Committee, prepares and conducts the annual performance review of the CEO, with input from each Director on the CEO’s performance and achievements during the year and from the Compensation Committee on proposed compensation matters; and

•	Serves as chairperson of all Board meetings at which the Chairman is not present, including the Board’s executive sessions of non-management Directors, as defined under the NYSE rules, which are held at least once per quarter. Any non-management Director, including the Lead Director, may request additional executive sessions.

BOARD ACCOUNTABILITY

The following governance policies provide board accountability to stockholders:

•	Annual election of the entire Board

•	Majority voting for Directors

•	Stockholder right to call special meeting

•	Stockholder right to act by written consent

•	Proxy access

•	Regular stockholder engagement

•	One vote per share of common stock

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

CORPORATE GOVERNANCE

Board of Directors

stockholder recommended candidates is appropriate, the Nominating Committee will evaluate the candidate by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members. The Nominating Committee will review each candidate’s qualifications in light of the Board’s and Company’s needs, given the current mix of Director attributes. Stockholders proposing Director nominations must comply with the advance notice and specific information requirements in our By-Laws, which include, among other things, the disclosure of hedging, derivative interests and other material interests of the nominating stockholder and Director nominee. In addition, each Director nominee proposed by a stockholder must deliver, promptly following the stockholder meeting at which such nominee is elected or re-elected, a statement that he or she agrees to tender an irrevocable advance resignation in accordance with our Corporate Governance Guidelines.

In addition, we recently amended our By-Laws to permit a group of up to 20 stockholders who have owned at least three percent (3%) of American Tower stock continuously for at least three (3) years the ability to submit Director nominees—up to twenty-five percent (25%) of the Board—for inclusion in our proxy statement if the stockholder(s) and the nominee(s) satisfy the requirements specified in our By-Laws.

Once elected, a new Director is required to participate in a customized Board orientation program at our corporate headquarters that includes information on our corporate governance policies and briefings by each of our senior operational and functional leaders on our business and practices. In addition, we offer customized standing committee orientation programs to Directors upon appointment to a standing committee on which he or she has not previously served.

BOARD MEETINGS

During fiscal 2015, our Board held four regular meetings in person and seven special meetings by telephone. Each current Director attended at least 75% of the aggregate number of meetings of our Board and the committees on which he or she served. All of the then-current Directors attended our 2015 Annual Meeting of Stockholders. We encourage, but do not require, our Directors to attend each annual meeting of stockholders.

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

CORPORATE GOVERNANCE

Board of Directors

Director Skills and Qualifications

In considering candidates for inclusion in the Board’s slate of recommended Director nominees, the Nominating Committee considers individuals who have the desired skills, capabilities and experiences relevant to a global, publicly traded company and helpful for developing an understanding of our business. As described in our Corporate Governance Guidelines, the Nominating Committee assesses director candidates based on specific criteria. Although the Nominating Committee does not assign specific numeric weights to these skills in its assessments, any Director candidate is expected to possess substantive knowledge or experience in at least several of the following criteria:

Director Skills and Qualifications Criteria
PRIOR EXPERIENCE IN A LEADERSHIP/EXECUTIVE ROLE:
A Director’s leadership experience, especially in an executive role, strongly enhances the Board’s ability to manage risk and oversee operations.
OPERATIONAL AND MANAGEMENT EXPERIENCE:
Individuals who possess managerial and day-to-day operational experience enhance the Board’s ability to understand and effectively oversee each market’s operations.
FINANCIAL EXPERTISE:
Our capital allocation strategy and maintenance of a strong balance sheet require certain of our Directors to have financial expertise to oversee financial decisions, financial results and internal controls.
WIRELESS AND/OR REIT INDUSTRY EXPERIENCE:
Directors with experience in our industry have the knowledge needed to leverage business relationships, develop new business and provide operational insight.
INTERNATIONAL EXPERIENCE:
Given that we operate in 13 countries across five continents, our Board believes that international experience will help the management team achieve the Company’s growth objectives.
STRATEGIC AND TECHNOLOGY EXPERIENCE:
Directors with strategic and/or technology experience bring certain unique skills to guide the management team in strategic and operational matters.
PRIOR BOARD AND GOVERNANCE EXPERIENCE:
Prior board and governance experience gives our Directors the knowledge and capabilities to perform their duties on the Board effectively.

As noted in the Directors’ biographies beginning on page 65, the Nominating Committee also focuses on issues of diversity, including traditional diversity categories such as gender, race and national origin, as well as diversity and differences in viewpoints and skills. The Nominating Committee seeks to maintain a Board that is strong in its collective knowledge and has a diversity of skills, ability, perspectives and experience that enable the Board to fulfill its responsibilities. The Nominating Committee evaluates each individual Director candidate in the context of the Board as a whole.

In determining whether to recommend a Director for re-election, the Nominating Committee also considers the Director’s past attendance at meetings and participation in, and contributions to, the activities of the Board and standing committees.

Because we believe that our Directors should be continually educated regarding corporate governance processes and practices, our business and our industry, we periodically conduct presentations to the Board, often using external experts. The Nominating Committee annually reviews that year’s Director training initiatives to determine programs for the upcoming year. Additionally, we encourage each independent Director to attend, annually and at the Company’s expense, at least one board education course offered by either an academic institution or a professional service organization.

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

CORPORATE GOVERNANCE

Board of Directors

DIRECTOR INDEPENDENCE

The NYSE rules effectively create a two-step process for determining whether a Director qualifies as “independent.” First, a Director must satisfy the bright-line standards for independence established by the NYSE. And second, the Board must affirmatively determine that the Director has no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company.

As set forth in our Corporate Governance Guidelines, the Board has established guidelines to help it determine whether a Director has a material relationship with the Company. Under these guidelines, a Director is not considered to have a material relationship with the Company solely on the grounds that he or she:

•	is an executive officer or employee, or has an immediate family member who is an executive officer, of a company that makes payments to, or receives payments from, us for property or services, unless the amount of such payments or receipts, in any of the three fiscal years preceding the determination, exceeded the greater of $1 million or two percent (2%) of such other company’s consolidated gross revenues;

•	is an executive officer of another company that is indebted to us, or to which we are indebted, unless the total amount of either company’s indebtedness to the other is more than five percent (5%) of the total consolidated assets of the company at which he or she serves as an executive officer;

•	is a director of another company that does business with us, provided that he or she owns less than five percent (5%) of the outstanding capital stock of the other company and recuses himself or herself from any deliberations of our Board with respect to that company; or

•	serves as an executive officer of any tax-exempt organization, unless our charitable contributions to the organization, in any of the three fiscal years preceding the determination, exceeded the greater of $1 million or two percent (2%) of such charitable organization’s consolidated gross revenues.

In addition, ownership of a significant amount of American Tower’s common stock (Common Stock), by itself, does not constitute a material relationship.

For relationships not covered by these guidelines, the other independent Directors (as defined above) will determine whether a material relationship exists, based upon the recommendation of the Nominating Committee.

The Board has determined that, based on his or her compliance with the Board’s established guidelines, each of American Tower’s non-management Directors has no material relationship with us and is “independent” under Section 303A.02 of the NYSE listing standards. In making its assessment, the Board determined that each of Messrs. Dolan, Hormats, Lara and Macnab and Ms. Reed had no relationship with the Company, other than being a Director or stockholder. With respect to Mses. Katz and Reeve and Messrs. Sharbutt and Thompson, the Board determined that relationships that existed with the Company were immaterial. Specifically, the Board considered that each of Mses. Katz and Reeve and Messrs. Sharbutt and Thompson served or currently serves as a director of a company that does business with us, as follows: Ms. Katz served as a director of NII Holdings, Inc. until June 2015; Ms. Reeve currently serves as a director of Frontier Communications Corporation; Mr. Sharbutt currently serves as a director of Flat Wireless, LLC; and Mr. Thompson currently serves as a director of Spok Holdings, Inc. In each case, the Board determined that such service was in accordance with the NYSE listing standards and our Corporate Governance Guidelines in that none of these Directors beneficially owns five percent (5%) or more of the outstanding capital stock of the applicable company and each recuses himself or herself from deliberations of the Board with respect to the applicable company.

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

CORPORATE GOVERNANCE

Board of Directors

BOARD COMMITTEES

Our Board has three standing committees: The Audit Committee; the Compensation Committee; and the Nominating Committee. Only independent Directors serve on the standing committees.

    Audit Committee

Members: JoAnn A. Reed (Chair) Carolyn F. Katz Craig Macnab Meetings in 2015: 8

Key Responsibilities:

•  Oversees management’s financial reporting processes.

•  Meets with our independent registered public accounting firm, outside the presence of management, to discuss our financial reporting, including internal accounting controls and policies and procedures.

•  Selects and evaluates our independent registered public accounting firm.

•  Oversees our systems of internal accounting and financial controls.

•  Reviews the annual independent audit of our financial statements.

•  Reviews our financial disclosures.

•  Reviews and implements our Code of Conduct through oversight by the Ethics Committee.

•  Establishes and implements “whistle-blowing” procedures.

•  Oversees risk and other compliance matters.

Each member is an audit committee financial expert under SEC rules and has the accounting or related financial-management expertise required under NYSE rules. In addition, each member is “independent” under the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (Exchange Act). No Audit Committee member serves on the audit committee of more than two other public companies.

The Audit Committee’s meetings in 2015 were designed to facilitate and encourage communications between members of the Committee, management, our internal auditors and our independent registered public accounting firm, Deloitte & Touche LLP.

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

CORPORATE GOVERNANCE

Board of Directors

    Compensation Committee

Members: Samme L. Thompson (Chair) Gustavo Lara Cantu Pamela D.A. Reeve Meetings in 2015: 9

Key Responsibilities:

•  Assists the Board in establishing compensation policies for the Board and our executive officers, including approving employment agreements or arrangements with executive officers.

•  Reviews and approves individual and overall corporate goals and objectives related to executive compensation; evaluates executive performance in light of those goals and objectives; and determines executive compensation levels based on this evaluation, including as it relates to our CEO.

•  Assesses—annually, and together with its independent compensation consultant and management—the factors and criteria underlying our compensation plans for all employees to determine whether any elements create an inappropriate level of risk, as well as methods to mitigate any identified potential risks. This includes considering, among other things:

–   whether each plan provides for an overachievement mechanism or cap on bonus opportunity;

–   the existence of discretionary authority;

–   whether payouts are linked to overall Company goals;

–   the timing of prospective payments;

–   the inclusion of certain windfall or “claw back” provisions;

–   the contribution of the awards to a participant’s total mix of compensation; and

–   any risk-mitigating factors.

•  Administers our equity incentive plans, approving any proposed amendments or modifications.

•  Reviews our compensation programs, including the implementation of PSUs.

•  Administers our stock ownership guidelines.

•  Regularly reviews executive compensation market trends, recommending changes to programs or processes accordingly.

•  Reviews Compensation Committee reports for inclusion in appropriate regulatory filings.

Upon recommendation from our Compensation Committee, the Board amended the stock ownership guidelines to: (i) provide for PSUs in the ownership calculations; (ii) increase the CEO’s ownership guideline to six (6) times his base salary; and (iii) add a retention requirement for executive officers until they are in compliance with the ownership guidelines. For more information on the Compensation Committee’s role and our processes and procedures for determining executive compensation, see “Compensation Discussion and Analysis” beginning on page 24.

    Nominating and Corporate Governance Committee

Members David E. Sharbutt (Chair) Raymond P. Dolan Robert D. Hormats (appointed in February 2016) Pamela D.A. Reeve Meetings in 2015: 6

Key Responsibilities:

•   Establishes performance criteria for the annual evaluation of the Board and its committees.

•   Oversees the annual self-evaluation by Board members.

•   Identifies and recommends individuals to serve on the Board and its committees.

•   Develops and makes recommendations with respect to our Corporate Governance Guidelines, including the appropriate size, composition and responsibilities of the Board and its committees.

•   Reviews corporate governance best practices and market trends.

•   Reviews and approves or ratifies all related party transactions.

•   Reviews any contemplated outside directorships of current Board members.

•   Responds to stockholder requests and inquiries.

•   Reviews and recommends Director training initiatives.

•   Advises the Board with respect to Board committee charters, composition and protocol.

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

CORPORATE GOVERNANCE

Board of Directors

ANNUAL EVALUATION

To identify areas that are effective and areas for improvement, our Board, with oversight by the Nominating Committee, conducts annual evaluations of its performance and that of each of its three standing committees. The table below summarizes the process followed in 2015. We expect to conduct a similar Board and committee self-evaluation process in 2016.

Identification of Third-Party Consultant; Information Gathering	The Nominating Committee hired an independent consultant to conduct the Director self-evaluation process. Using a set of prepared questions as a guide, the consultant conducted interviews and discussion sessions with each committee’s members, individual Directors and the full Board, as well as with members of senior management who interact with the Board.
Review and Assessment; Report to Nominating Committee and Board	The third-party consultant gathered the information in these sessions, analyzed the data and presented the findings to our Nominating Committee and full Board.
Action by the Nominating Committee	The Nominating Committee used these results to review and assess the Board’s and each committee’s composition, responsibilities, structure, processes and effectiveness. As a result of the evaluations, the Board rotated the chairpersons of the Audit Committee and the Nominating Committee.

DIRECTOR COMPENSATION

As of December 31, 2015, our standard compensatory arrangement with our non-management Directors included the following:

•	an annual retainer of $75,000;

•	an annual payment of $10,000 with respect to each committee on which a Director serves (except that members of the Audit Committee receive $15,000);

•	an annual payment of $10,000 with respect to each committee on which a Director serves as Chairperson (except that the Chairpersons of the Audit and Compensation Committees each receive $15,000); and

•	an annual payment of $30,000 for the Lead Director of the Board.

On March 10, 2015, based on their performance in the prior year and expected future contributions to the Company, we granted each of the non-management Directors, other than Messrs. Macnab and Hormats, 794 fully vested RSUs, as well as a fully vested option to purchase 4,971 shares of our Common Stock. As a new Director, on March 10, 2015, Mr. Macnab received a sign-on equity grant of 1,269 fully vested RSUs and a fully vested option to purchase 7,953 shares of our Common Stock. Mr. Hormats joined the Board in October 2015, and accordingly, received a sign-on equity grant on March 10, 2016 of 2,535 fully vested RSUs, which will be reflected in next year’s proxy statement.

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

CORPORATE GOVERNANCE

Board of Directors

The following table provides information regarding the compensation of each non-management Director who served on our Board during the year ended December 31, 2015. Information regarding the compensation of Mr. Taiclet may be found under “Executive Compensation” beginning on page 55.

DIRECTOR COMPENSATION FOR 2015

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($)(1) (c)	Option Awards ($)(1)(2) (d)	All Other Compensation ($)(3) (g)	Total ($) (h)
Raymond P. Dolan	$90,000	$75,089	$75,012	$—	$240,101
Ronald M. Dykes(4)	$45,000	$75,089	$75,012	$—	$195,101
Robert D. Hormats(5)	$18,750	$—	$—	$—	$18,750
Carolyn F. Katz	$97,500	$75,089	$75,012	$—	$247,601
Gustavo Lara Cantu	$85,000	$75,089	$75,012	$648,326	$883,427
Craig Macnab	$90,000	$120,009	$120,011	$—	$330,020
JoAnn A. Reed	$97,500	$75,089	$75,012	$—	$247,601
Pamela D.A. Reeve	$125,000	$75,089	$75,012	$—	$275,101
David E. Sharbutt	$90,000	$75,089	$75,012	$—	$240,101
Samme L. Thompson	$100,000	$75,089	$75,012	$—	$250,101

(1)	The amounts in columns (c) and (d) reflect the aggregate grant date fair value of awards granted for the fiscal year ended December 31, 2015. See notes 1 and 13 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015 (Form 10-K) regarding assumptions underlying the valuation of equity awards.

(2)	As of December 31, 2015, each non-management Director who served on our Board during 2015 held the following outstanding options to purchase Common Stock. As of December 31, 2015, all of the following options were fully vested and exercisable:

Name	Number of Securities Underlying Outstanding Options (#)	Option Exercise Price ($)	Option Grant Date
Raymond P. Dolan	5,000	$37.70	3/17/2008
	7,152	$28.39	3/10/2009
	4,167	$43.11	3/10/2010
	3,653	$50.78	3/10/2011
	3,590	$62.00	3/12/2012
	3,239	$76.90	3/11/2013
	5,054	$81.18	3/10/2014
	4,971	$94.57	3/10/2015
Ronald M. Dykes	4,167	$43.11	3/10/2010
	3,653	$50.78	3/10/2011
	3,590	$62.00	3/12/2012
	3,239	$76.90	3/11/2013
	5,054	$81.18	3/10/2014
	4,971	$94.57	3/10/2015
Carolyn F. Katz	10,000	$31.50	3/1/2006
	10,000	$37.52	3/15/2007
	5,000	$37.70	3/17/2008
	7,152	$28.39	3/10/2009
	4,167	$43.11	3/10/2010
	3,653	$50.78	3/10/2011
	3,590	$62.00	3/12/2012
	3,239	$76.90	3/11/2013
	5,054	$81.18	3/10/2014
	4,971	$94.57	3/10/2015

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

CORPORATE GOVERNANCE

Board of Directors

Name	Number of Securities Underlying Outstanding Options (#)	Option Exercise Price ($)	Option Grant Date
Gustavo Lara Cantu	3,653	$50.78	3/10/2011
	3,590	$62.00	3/12/2012
	3,239	$76.90	3/11/2013
	5,054	$81.18	3/10/2014
	4,971	$94.57	3/10/2015
Craig Macnab	7,953	$94.57	3/10/2015
JoAnn A. Reed	25,000	$40.34	8/1/2007
	5,000	$37.70	3/17/2008
	7,152	$28.39	3/10/2009
	4,167	$43.11	3/10/2010
	3,653	$50.78	3/10/2011
	3,590	$62.00	3/12/2012
	3,239	$76.90	3/11/2013
	5,054	$81.18	3/10/2014
	4,971	$94.57	3/10/2015
Pamela D.A. Reeve	10,000	$37.52	3/15/2007
	5,000	$37.70	3/17/2008
	7,152	$28.39	3/10/2009
	4,167	$43.11	3/10/2010
	3,653	$50.78	3/10/2011
	3,590	$62.00	3/12/2012
	3,239	$76.90	3/11/2013
	5,054	$81.18	3/10/2014
	4,971	$94.57	3/10/2015
David E. Sharbutt	12,500	$35.72	9/1/2006
	10,000	$37.52	3/15/2007
	5,000	$37.70	3/17/2008
	4,167	$43.11	3/10/2010
	3,653	$50.78	3/10/2011
	3,590	$62.00	3/12/2012
	3,239	$76.90	3/11/2013
	5,054	$81.18	3/10/2014
	4,971	$94.57	3/10/2015
Samme L. Thompson	10,000	$31.50	3/1/2006
	10,000	$37.52	3/15/2007
	5,000	$37.70	3/17/2008
	7,152	$28.39	3/10/2009
	4,167	$43.11	3/10/2010
	3,653	$50.78	3/10/2011
	3,590	$62.00	3/12/2012
	3,239	$76.90	3/11/2013
	5,054	$81.18	3/10/2014
	4,971	$94.57	3/10/2015

(3)	All Other Compensation consists of tax gross-up payments on behalf of Mr. Lara, a non-resident Director, for taxes for 2008 to 2013 that should have been withheld and certain additional payments to account for the impact of the withholding remittance on Mr. Lara’s personal income taxes. For 2014 and going forward, taxes are withheld at the time of payment of fees to Mr. Lara.

(4)	Mr. Dykes was a Director until May 2015.

(5)	Mr. Hormats joined the Board in October 2015.

In February 2016, based on review of peer-group and benchmarking analyses, we made the following changes to our standard non-management Director compensation:

•	Increased the annual retainer to $85,000;

•	Changed the equity mix to 100% RSUs and eliminated the grant of stock options; and

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

CORPORATE GOVERNANCE

Board of Directors

•	Eliminated Director sign-on equity grants after March 2016.

RISK OVERSIGHT

The Board oversees the management of the Company’s risk exposure through the following framework:

•	At each Board meeting, management provides updated quarterly information concerning strategic and operational risks to the Company’s primary business goals and initiatives in each geographic area and each functional group, as well as the Company’s efforts to mitigate those risks.

•	The Lead Director regularly discusses with the other independent Directors management’s assessment of those risks in executive sessions and determines whether further review or action by the full Board or a particular committee is necessary or appropriate. Each year, one Board meeting is dedicated to reviewing the Company’s strategies, including considering significant risks the Company faces. This annual enterprise risk assessment helps management identify risks, develop mitigation procedures and measures, and assess the effectiveness of those measures. These results are then presented to the full Board.

The Board is responsible for understanding the Company’s most significant risks, ensuring that management responds appropriately, and making risk-informed strategic decisions. The Board monitors risk exposure to ensure that it is in line with the Company’s overall tolerance for, and ability to manage, risk.

Our standing committees, which are made up solely of independent Directors, most of whom have had extensive experience in providing strategic and advisory services to other public companies, assist the Board in evaluating the risks the Company faces as well as our policies for risk management and assessment. At each regularly scheduled Board meeting, each committee’s chairperson reports on, among other things, any identified risks associated with that committee’s principal areas of focus.

The Audit Committee:

•	Has primary responsibility for assisting the Board with risk oversight for the Company overall.

•	Considers audit, accounting, financial reporting and compliance risk, including material litigation instituted against the Company and the resolution of issues raised through our Ethics Committee process.

•	Holds, at each regularly scheduled meeting, separate executive sessions to identify and assess risks and oversee the methodologies that management implements to address those risks. These executive sessions often include representatives from our independent registered public accounting firm, as well as from our risk management and internal audit, finance and legal departments.

The Compensation Committee:

•	Reviews and balances risk in our compensation practices, programs and policies.

•	Assesses—annually, and with its independent compensation consultant and management—the Company’s compensation programs for all employees to determine if any elements of these plans create an inappropriate level of risk and to evaluate management’s methods to mitigate any potential risks.

The Nominating Committee:

•	Oversees risks associated with Board composition, including the current Directors’ skill sets and the Company’s anticipated future needs.

•	Oversees risks associated with the Company’s corporate governance structure and related party transactions.

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

CORPORATE GOVERNANCE

Board of Directors

The Board’s role in risk oversight complements our leadership structure, with senior management responsible for assessing, managing and mitigating our risk exposure and the Board and its committees overseeing those efforts. We believe that this is an effective approach to addressing the risks we face and supports our current Board leadership structure, as it allows our independent Directors to evaluate our risks and our risk management and assessment policies through fully independent Board committees, with ultimate oversight by the full Board as led by our Chairman/CEO and our independent Lead Director.

Stock Ownership Guidelines

To further align the interests of our leadership with those of our stockholders and promote our commitment to sound corporate governance, our Corporate Governance Guidelines include stock ownership guidelines. Each executive officer and Director is expected to beneficially own American Tower stock equal in market value to a specified multiple of his or her annual base salary or annual cash retainer, as applicable. The revised guideline for the CEO, based on market practice, is six (6) times his or her base salary, and for each of the other executive officers is three (3) times his or her base salary. The guideline for each non-management Director is five (5) times the annual cash retainer. Each executive officer and non-management Director has five years from the date of hire/appointment to reach his or her ownership target. Additionally, each executive officer is required to retain 50% of shares net of tax obligations until he or she meets the ownership requirements.

For determining compliance with these guidelines, we count actual shares, unvested time-based RSUs, in-the-money value of vested options and unvested PSUs (at target). The Compensation Committee administers these stock ownership guidelines and may modify their terms and grant hardship exceptions at its discretion. As of April 6, 2016, each executive officer and Director, except for Mr. Macnab and Mr. Hormats, who joined our Board in December 2014 and October 2015, respectively, exceeded his or her applicable stock ownership requirement.

Succession Planning

The Board recognizes that succession planning is a key component of the Company’s continued success. Pursuant to our Corporate Governance Guidelines, on an annual basis the Board, in its executive sessions, considers and reviews succession candidates for the CEO and other executive leadership positions for both near- and long-term planning. The Board reviews potential candidates for succession planning purposes in light of their performance, leadership qualities and ability to manage additional responsibilities. The Board also considers potential risks regarding the retention of the Company’s current executive officers and succession candidates, the timeline for implementing each succession plan, and the extent of disruption likely to be caused as a result of unplanned attrition. In addition, as part of its risk management process, the Board has developed an interim emergency succession plan.

Communications from Stockholders and Other Interested Parties

The Board gives appropriate attention to written communications submitted by stockholders and other interested parties and will respond if and as appropriate. The Board has designated the Nominating Committee to consider, and determine responses to, communications from stockholders and other interested parties. If you wish to send communications on any topic to the Board and its non-management Directors, address your communications to David E. Sharbutt, Chairperson of the Nominating and Corporate Governance Committee, c/o General Counsel, American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116. Stockholders proposing Director nominations or any other business for consideration at a meeting of stockholders must comply with the proxy access provisions or the advance notice and related provisions in our By-Laws, as applicable.

Under most circumstances, the Chairperson of the Nominating Committee is, with the assistance of our General Counsel, primarily responsible for monitoring communications from stockholders and for providing copies or summaries of such communications to the

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

CORPORATE GOVERNANCE

Communications from Stockholders and Other Interested Parties other Directors as he or she considers appropriate. Communications that relate to substantive matters and include suggestions or comments that the Chairperson of the Nominating Committee considers to be important for the Directors to consider will be forwarded to all Directors. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than are communications relating to ordinary business affairs or matters that are personal or otherwise not relevant to the Company, including mass mailings and repetitive or duplicative communications.

Approval of Related Party Transactions

Our Corporate Governance Guidelines include a policy for the review and approval of all transactions involving the Company and related parties. Under the policy, ‘related parties’ means our executive officers and Directors and stockholders owning more than five percent (5%) of our Common Stock, as well as any such person’s immediate family members. The policy also covers entities that are owned or controlled by related parties, or entities in or of which related parties have a substantial ownership interest or control. The policy does not cover any transaction that is available to employees or Directors generally and any transaction involving less than $120,000.

Under the policy, management must recommend to the Nominating Committee any related party transaction that it wishes to enter into, as well as the proposed value of the transaction. After reviewing the transaction, the Nominating Committee will approve or disapprove it, and management must continue to update the Nominating Committee of any material change to the proposed transaction. If management enters into a related party transaction before the Nominating Committee approves it, the Nominating Committee must ratify the transaction or management must make all reasonable efforts to cancel or annul the transaction.

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

CORPORATE GOVERNANCE

Security Ownership of Certain Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners and Management

The table below sets forth certain information known to us as of April 6, 2016 regarding shares of Common Stock beneficially owned as of such date by:

•	each member of our Board;

•	each executive officer named in the Summary Compensation Table, which can be found on page 55 in this Proxy Statement;

•	all Directors and executive officers as a group; and

•	each person known to beneficially own more than 5% of our outstanding Common Stock.

We determined the number of shares of Common Stock beneficially owned by each person under rules promulgated by the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares to which the individual or entity has sole or shared voting power or investment power and also any shares that the individual or entity had the right to acquire within 60 days of April 6, 2016. Accordingly, the numbers of shares shown below include shares underlying vested stock options and RSUs or stock options that are expected to vest prior to June 5, 2016, which we collectively refer to below as ‘presently vested equity.’ In addition, we have included shares to be purchased under the American Tower Corporation 2000 Employee Stock Purchase Plan (ESPP), assuming the maximum number of shares are purchased during the purchase period ending May 31, 2016 (based on period-to-date contributions, subject to purchase limitations set forth in the ESPP) and assuming a per share price of $85.99 (based on 85% of the price of Common Stock on the first trading day under the semi-annual purchase period pursuant to the terms of the ESPP). All percentages with respect to our Directors and executive officers are based on the shares of Common Stock outstanding as of April 6, 2016. Except as noted below, each holder has sole voting and investment power with respect to all shares of Common Stock listed as beneficially owned by that holder.

Name of Beneficial Owner	Number of Shares	Percent of Common Stock
Directors and Named Executive Officers
James D. Taiclet, Jr.(1)	1,492,917	*
Thomas A. Bartlett(2)	232,511	*
Edmund DiSanto(3)	487,514	*
Raymond P. Dolan(4)	46,679	*
William H. Hess(5)	220,392	*
Robert D. Hormats(6)	2,535	*
Carolyn F. Katz(7)	67,620	*
Gustavo Lara Cantu(8)	32,303	*
Craig Macnab(9)	9,222	*
Steven C. Marshall(10)	516,934	*
JoAnn A. Reed(11)	71,679	*
Pamela D.A. Reeve(12)	56,679	*
David E. Sharbutt(13)	43,214	*
Samme L. Thompson(14)	64,937	*
All Directors and executive officers as a group (16 persons)(15)	4,038,808	*

Five-Percent Stockholders
T.Rowe Price Associates(16)
100 E. Pratt Street, Baltimore, Maryland 21201	36,529,736	8.60%
The Vanguard Group(17)
529 College Savings Plan, P.O. Box 55111, Boston, MA 02205	24,566,826	5.79%
BlackRock, Inc.(18)
55 East 52nd Street, New York, New York 10055	26,437,429	6.23%

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

CORPORATE GOVERNANCE

Security Ownership of Certain Beneficial Owners and Management

*	Less than 1%

(1)	Includes 197,857 shares of Common Stock beneficially owned by Mr. Taiclet and presently vested equity with respect to an aggregate of 1,295,060 shares of Common Stock.

(2)	Includes 54,499 shares of Common Stock beneficially owned by Mr. Bartlett and presently vested equity with respect to an aggregate of 178,012 shares of Common Stock.

(3)	Includes 86,087 shares of Common Stock beneficially owned by Mr. DiSanto, presently vested equity with respect to an aggregate of 401,393 shares of Common Stock and 34 shares that Mr. DiSanto had the right to acquire under the ESPP.

(4)	Includes 9,853 shares of Common Stock beneficially owned by Mr. Dolan and presently vested equity with respect to an aggregate of 36,826 shares of Common Stock.

(5)	Includes 63,576 shares of Common Stock beneficially owned by Mr. Hess, presently vested equity with respect to an aggregate of 156,665 shares of Common Stock and 151 shares that Mr. Hess had the right to acquire under the ESPP.

(6)	Includes 2,535 shares of Common Stock beneficially owned by Mr. Hormats.

(7)	Includes 20,794 shares of Common Stock beneficially owned by Ms. Katz and presently vested equity with respect to an aggregate of 46,826 shares of Common Stock.

(8)	Includes 11,796 shares of Common Stock beneficially owned by Mr. Lara and presently vested equity with respect to an aggregate of 20,507 shares of Common Stock.

(9)	Includes 1,269 shares of Common Stock beneficially owned by Mr. Macnab and presently vested equity with respect to an aggregate of 7,953 shares of Common Stock.

(10)	Includes 47,703 shares of Common Stock beneficially owned by Mr. Marshall, presently vested equity with respect to an aggregate of 469,043 shares of Common Stock and 188 shares that Mr. Marshall had the right to acquire under the ESPP.

(11)	Includes 9,853 shares of Common Stock beneficially owned by Ms. Reed and presently vested equity with respect to an aggregate of 61,826 shares of Common Stock.

(12)	Includes 9,853 shares of Common Stock beneficially owned by Ms. Reeve and presently vested equity with respect to an aggregate of 46,826 shares of Common Stock.

(13)	Includes 3,540 shares of Common Stock beneficially owned by Mr. Sharbutt and presently vested equity with respect to an aggregate of 39,674 shares of Common Stock.

(14)	Includes 18,111 shares of Common Stock beneficially owned by Mr. Thompson and presently vested equity with respect to an aggregate of 46,826 shares of Common Stock.

(15)	Includes presently vested equity with respect to an aggregate of 3,419,382 shares of Common Stock and 566 shares that certain of our executive officers have the right to acquire within 60 days under the ESPP.

(16)	Based on a Schedule 13G/A filed on February 11, 2016, T.Rowe Price Associates, Inc. had sole voting power over 10,167,721 shares of Common Stock, sole dispositive power over 36,529,736 shares of Common Stock and beneficial ownership of 36,529,736 shares of Common Stock.

(17)	Based on a Schedule 13G/A filed on February 10, 2016, The Vanguard Group had sole voting power over 826,023 shares of Common Stock, sole dispositive power over 23,731,231 shares of Common Stock and beneficial ownership of 24,566,826 shares of Common Stock.

(18)	Based on a Schedule 13G/A filed on February 10, 2016, BlackRock, Inc. has sole voting power over 22,810,123 shares of Common Stock, sole dispositive power over 26,437,429 shares of Common Stock and beneficial ownership of 26,437,429 shares of Common Stock.

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

CORPORATE GOVERNANCE

Audit Committee Report

Audit Committee Report

Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the Company’s financial statements in accordance with standards of the U.S. Public Company Accounting Oversight Board (PCAOB) and issuing a report on those financial statements and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee is also responsible for monitoring and reviewing these processes.

The Audit Committee reviewed the Company’s audited financial statements for fiscal year 2015 (ended December 31, 2015) and discussed with the Company’s management these financial statements, including the acceptability and quality of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with Deloitte & Touche LLP the audited financial statements and the matters required by PCAOB Auditing Standard No. 16 (Communication with Audit Committees). Deloitte & Touche provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee has discussed with Deloitte & Touche its independence and has considered whether the firm’s provision of other non-audit related services to the Company is compatible with maintaining such auditors’ independence.

Based on its discussions with, and its review of information provided by, management and Deloitte & Touche, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

By the Audit Committee of the Board of Directors of American Tower Corporation.

AUDIT COMMITTEE

JoAnn A. Reed, Chairperson

Carolyn F. Katz

Craig Macnab

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

CORPORATE GOVERNANCE

Independent Auditor Fees and Other Matters

Independent Auditor Fees and Other Matters

The following table presents the aggregate fees billed for services rendered by Deloitte & Touche LLP for the fiscal years ended December 31, 2015 and 2014 (in thousands):

	2015	2014
Audit Fees	$5,315	$5,225
Audit-Related Fees	2,045	2,616
Tax Fees	1,495	1,290
Total Fees	$8,855	$9,131

Audit Fees. These fees relate to professional services rendered in connection with the annual audit of our consolidated financial statements and internal control over financial reporting; the reviews of the condensed consolidated financial statements performed in connection with each of our Quarterly Reports on Form 10-Q; and consultations regarding the accounting, financial reporting and audits of subsidiaries, including statutory audits required by foreign jurisdictions and audits required by the agreements related to our securitizations.

Audit-Related Fees. These primarily include fees for services that are not required for purposes of the audit of our consolidated financial statements or for statutory or regulatory requirements. In 2015 and 2014, these fees primarily included $0.9 million and $1.0 million, respectively, related to valuation review and incremental assurance services performed in connection with strategic transactions, which are non-recurring in nature; due diligence services; and services performed in connection with financing activities.

Tax Fees. These include fees for consulting services related to potential acquisitions, tax planning, advice and assistance with international and other tax matters.

Audit Committee Pre-approval Policy and Procedures. The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services to be performed by our independent registered public accounting firm. This policy requires that we do not engage our independent registered public accounting firm to render audit or non-audit services unless the Audit Committee specifically approves the service in advance or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that we expect our independent registered public accounting firm to provide during the next 12 months. The Audit Committee may also authorize any Audit Committee member to approve any audit or non-audit services that our independent registered public accounting firm provides. Any approval of services by an Audit Committee member pursuant to this delegated authority is to be reported at the next meeting of the Audit Committee.

The Audit Committee approved all of the services described above in accordance with its pre-approval policies and procedures.

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

Compensation and Other Information

Concerning Directors and Officers

COMPENSATION DISCUSSION AND ANALYSIS

In this section we summarize our philosophy and objectives regarding the compensation of our named executive officers, including how we determine the elements and amounts of executive compensation. We encourage you to read this discussion and analysis in conjunction with our compensation tables on pages 55-62 and the report of the Compensation Committee of our Board on page 54 of this Proxy Statement. All references to the “Committee” in this section refer to the Compensation Committee.

This Compensation Discussion and Analysis provides information about American Tower’s compensation objectives and policies for our named executive officers (NEOs), who for 2015 were:

•	James D. Taiclet, Jr., Chairman of the Board, President and Chief Executive Officer

•	Thomas A. Bartlett, Executive Vice President and Chief Financial Officer

•	William H. Hess, Executive Vice President, International Operations and President, Latin America and EMEA

•	Steven C. Marshall, Executive Vice President and President, U.S. Tower Division

•	Edmund DiSanto, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

For a complete list of our current executive officers, see Part III, Item 10 in our Form 10-K.

Executive Summary

2016 Compensation Changes Following Stockholder Outreach and Say on Pay

Our 2015 say on pay vote resulted in sixty-six percent (66%) stockholder support despite significant program changes implemented in 2015. After evaluating key plan design changes initially introduced in 2015, and priority strategy objectives for the Company going forward, the Committee took the following steps:

•	engaged a new compensation consultant;

•	worked with management and our proxy solicitor to develop an extensive stockholder outreach program to complement our spring 2015 outreach; and

•	implemented additional key design changes to our executive compensation program.

OUTREACH RESULTS

Beginning in September 2015, we extended meeting invitations to our top 100 institutional stockholders, comprising approximately 80% of our stock ownership, specifically to discuss governance and compensation matters. Direct meetings were then held with those stockholder governance teams who responded to our meeting requests, who in the aggregate held over 25% of our stock. These meetings resulted in constructive dialogues, with such stockholders expressing overall support for our executive leadership team and board diversity. In particular, stockholders applauded our outreach efforts in recent years and responsiveness to the feedback received, as evidenced by the introduction of a performance-based vesting feature in the long-term incentive plan beginning in 2015. We discussed specific compensation program design element changes contemplated by the Committee and reviewed this feedback with our compensation consultant. Some of the key themes that emerged from our discussions included requests for additional disclosure around the goals associated with annual bonus payouts, increasing the weighting of performance-based equity awards and financial metrics for the annual bonus payouts and including another performance metric that would complement the AFFO per Share growth metric that was introduced in 2015. As a result, the Committee approved a broad set of compensation design changes, which became effective with the 2016 program, to further align executive pay with Company performance and stockholder value. These changes are described below.

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

SUMMARY OF MODIFICATIONS

ANNUAL PERFORMANCE BONUS PROGRAM—QUANTITATIVE METRICS AND THRESHOLD PAYOUT LEVEL

Objective: To more directly align our CEO’s and NEOs’ annual award with annual Company financial performance and reduce award potential for below-target performance.
HISTORICALLY...	GOING FORWARD...

The short-term incentive program was based 50% on quantitative metrics (the Company’s achievement of financial goals) and 50% on qualitative metrics (achievement of individual strategic, organizational development and operational goals).

The payout level at threshold was 75% of target.

The short-term incentive program (for fiscal year 2015 and going forward) will be based 80% on quantitative metrics (the Company’s achievement of financial goals) and 20% on qualitative metrics (the achievement of individual strategic, organizational development and operational goals). For 2015 and 2016, the financial goals include: total property revenue and Adjusted EBITDA.

The payout level at threshold will be reduced to 50% of target.

LONG-TERM INCENTIVE PLAN—EQUITY MIX AND PSU PROGRAM

Objective: To increase the weight on performance-based metrics, further link pay to sustained performance over the long-term and incentivize management to balance growth with capital return considerations.

HISTORICALLY...	GOING FORWARD...

In 2015, the equity mix consisted of 50% stock options, 25% RSUs and 25% PSUs.

The PSU program included one performance metric, AFFO per Share growth, and three consecutive one-year performance periods.

The equity mix will consist of 60% PSUs and 40% RSUs. Stock options will no longer be granted.

The PSU program will include Return on Invested Capital, or ROIC, to complement the AFFO per Share metric and will be designed with a three-year performance period (see PSU program description below for more detail), rather than three consecutive one-year performance periods.

STOCK OWNERSHIP GUIDELINES—HOLDING REQUIREMENT FOR CEO

Objective: To further align the CEO’s interests with those of our stockholders.
HISTORICALLY...	GOING FORWARD...
The stock ownership guidelines for the CEO were five (5) times base salary.

The stock ownership guidelines for the CEO will be six (6) times base salary. In addition, the CEO will be required to retain at least 50% of shares net of tax obligations until he meets the ownership requirements.

2015 PERFORMANCE HIGHLIGHTS

We are one of the largest REITs and a leading independent owner, operator and developer of multitenant communications real estate. Our primary business is the leasing of space on communications sites to wireless service providers, radio and television broadcast companies, wireless data providers, government agencies and municipalities and tenants in a number of other industries. We also offer tower-related services in the United States, including site acquisition, zoning and permitting and structural analysis,

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

which primarily support our site leasing business, including the addition of new tenants and equipment on our sites. Our portfolio primarily consists of towers that we own and towers that we operate pursuant to long-term lease arrangements, as well as distributed antenna system (DAS) networks, which provide seamless coverage solutions in certain in-building and outdoor wireless environments. In addition to the communications sites in our portfolio, we manage rooftop and tower sites for property owners under various contractual arrangements. We also hold property interests that we lease to communications service providers and third-party tower operators.

We achieved record financial performance and completed significant strategic initiatives in 2015. In addition, the Committee determined that each of our NEOs outperformed his individual goals for 2015. Compensation determinations were also influenced by our performance against external measures, including our peer group and survey data, as well as feedback received from our top institutional stockholders.

Financial Performance (2015 versus 2014)(1)

•	We generated the following strong operating results for the fiscal year 2015 (all comparative information is presented against the prior year period):

–	Total property revenue(2) increased nearly 17%, to $4.7 billion;

–	Adjusted EBITDA(2) increased nearly 16%, to $3.1 billion;

–	AFFO increased more than 18%, to $2.2 billion;

–	AFFO per Share(3)(4) increased nearly 12%, to $5.08; and

–	Return on Invested Capital(3) was maintained at more than 9%.

FINANCIAL PERFORMANCE (2015 VERSUS 2014)

($ in Billions, except per share data)

•	We completed several strategic transactions that increased our asset base in select key markets. These included agreements with (i) Verizon to obtain the exclusive rights to lease, acquire or otherwise operate and manage approximately 11,500 wireless communications sites in the United States; (ii) Airtel to acquire over 4,700 communications sites in a new emerging market, Nigeria; and (iii) TIM to acquire nearly 5,500 communications sites in Brazil. In addition, we signed a definitive agreement with Viom in 2015, which will expand our footprint in India.

[1]	Definitions of non-GAAP financial measures and reconciliations to GAAP can be found in Appendix A.
[2]	Performance metric under annual performance bonus program.
[3]	Performance metric under the PSU program in 2016.
[4]	Performance metric under the PSU program in 2015.

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

•	We redeployed over $700 million of cash into our business through our capital expenditure program, which included capital expenditures for capital improvements and corporate capital expenditures, start-up capital projects, redevelopment of existing communications sites, ground lease purchases and discretionary capital projects, including construction of new communications sites and DAS networks.

•	We maintained a strong balance sheet with ample liquidity to support our growth, including increasing the availability under our revolving credit facilities by $1.25 billion, raising nearly $4 billion in the debt capital markets through early January 2016, negotiating bridge financing to support the Verizon transaction and issuing nearly $4 billion in common and preferred equity, supporting our commitment to our investment grade credit rating.

•	We maximized available resources across our portfolio and achieved targeted returns and growth on core assets, while also returning an aggregate of more than $850 million in cash dividends (including the dividend paid in January 2016 to stockholders of record as of December 16, 2015) to our stockholders.

Our Performance Relative to our Peers

Our 2015 stock performance trailed the S&P 500 and the companies in our peer group, but our five- and ten- year returns outperformed the S&P 500 and a majority of the companies in our peer group. In fact, we have generated a total return for our investors, including share price appreciation and the reinvestment of dividends, of more than 280% since 2005, reflecting a compound annual growth of about 14%. This is more than 2.7 times greater than the S&P 500’s total return of 102% over the same period. Our strong total stockholder return over the five- and ten-year periods shown in the chart support the Committee’s belief that our executive compensation structure rewards the creation of long-term stockholder value.

TOTAL STOCKHOLDER RETURN – AMT VS PEER GROUP AND S&P 500

OUR COMPENSATION APPROACH IN BRIEF

We strongly adhere to a pay for performance philosophy. We seek to reward our executive officers for their leadership roles in meeting key near-term goals and objectives, while also positioning the Company to generate sustainable long-term value for our stockholders. We expect above-average performance from our executive officers and manage our business with a small senior management team in which each executive has a substantially broader scope of responsibilities than is typically found in the market. Our objective is to recruit and retain the caliber of executive officers necessary to deliver sustained attractive total returns to our stockholders while managing comparatively greater individual responsibilities.

An overall assessment of Company and individual performance relative to pre-established goals and objectives, combined with a review of relevant benchmarking data and other independent analyses, allows us to determine the appropriate level of compensation to be awarded to each executive officer, as well as the allocation to be awarded in the form of base salary, short-

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

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Compensation Discussion and Analysis

term incentives and long-term incentives. We place greater emphasis on equity awards in our overall compensation, and our annual performance bonus awards are performance-driven and based on achievement of Company and individual goals and objectives established at the beginning of the year. Equity awards focus on longer-term operating and stock performance objectives.

Key features to align executive pay with stockholder interests. We supplement our pay for performance program with a number of compensation policies intended to align the interests of management and our stockholders.

AT AMERICAN TOWER WE...	AT AMERICAN TOWER WE DO NOT...

     Tie a high ratio of our executives’ pay to performance.

As described below, between 85% and 90% of the total direct compensation opportunity (assuming target performance)

for our NEOs was provided in the form of short- and

long-term incentive compensation, respectively, as of

December 31, 2015.

     Require significant stock ownership.

We maintain aggressive guidelines to reinforce the importance of stock ownership. This is intended to align the interests of our executive officers and Directors with those of our stockholders and to focus our executive team on our long-term success.

     Tie incentive compensation to claw back

provisions.

The terms of our annual performance bonus awards and long-term equity based awards allow American Tower in certain circumstances to “claw back” cash and shares received pursuant to such awards or to require the repayment of all gains realized upon disposition of such shares.

     Provide a consistent level of severance.

We maintain a severance program in order to provide a consistent approach to executive severance and to provide eligible employees with certainty and security. Under this program, severance benefits are available only upon a “Qualifying Termination.”

     Use an independent compensation consultant.

The Compensation Committee has engaged Meridian Compensation Partners, LLC to report directly to the Committee as its independent compensation consultant. Meridian has no other ties to American Tower or its management and meets stringent selection criteria.

      Provide Golden Parachute Tax Gross-Ups.

We do not provide excise tax gross-ups to our NEOs.

      Reprice Stock Options.

Our equity incentive plan prohibits the amendment of any outstanding stock option to reduce its exercise price or replace it with a new award exercisable for the Company’s Common Stock at a lower exercise price without stockholder approval.

      Permit hedging or pledging of American Tower securities.

Our Anti-Insider Trading Policy and Code of Conduct prohibit short sales and hedging transactions, as well as pledging of our securities. In addition, our policies impose limits as to when and how our employees, including our executive officers and Directors, can engage in transactions in our securities.

      Encourage excessive or inappropriate risk-taking through our compensation program.

The Committee, together with its independent compensation consultant and management, conducts an annual risk review of American Tower’s compensation programs to determine if any elements of these programs create an inappropriate level of risk as well as reviews management’s mitigation activities with respect to any potential risks.

      Provide acceleration of equity.

Our severance program provides acceleration of equity only upon a “double trigger,” meaning that executives are only entitled to acceleration in the event of a “Qualifying Termination” within 14 days before, or two years following a “Change of Control.”

      Provide excessive perquisites.

We do not provide extensive perquisites to our executive officers, nor do we offer them any deferred compensation plans, supplemental executive retirement plans or outstanding loans of any kind.

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

Executive Pay Mix for 2015

As illustrated in the charts below, the vast majority of the targeted mix of compensation for our CEO and four other NEOs for 2015 consisted of variable pay elements (i.e., all compensation other than base salary). This directly ties executive pay to Company performance, including financial results, strategic initiatives and stock performance. In addition, the Committee believes that a significant percentage of each executive’s target compensation package should be comprised of equity-based compensation, as this allocation properly aligns with our compensation philosophy of appropriately balancing risk and motivating our executive officers to achieve Company performance objectives in the short term and to grow the business to create value for our stockholders in the long term.

CHIEF EXECUTIVE OFFICER – TARGET COMPENSATION	AVERAGE OF OTHER FOUR NEOS – TARGET COMPENSATION

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

The following table summarizes the components of our 2015 compensation program and how they help us achieve our compensation objectives:

Compensation Element	What the Element Rewards	Purpose and Key Features
Annual base salary	• Individual experience and performance • Day-to-day responsibilities of each position and the skills and experience required • Expected future performance and contributions

•   Provides competitive level of fixed compensation to attract and retain the best executive talent

•   Determined by the market value of the position and the scope, skill set and experience required for each position

Annual performance bonus

•   Achievement of pre-established Company financial goals (80% of target award)

•   Achievement of pre-established individual goals and objectives—strategic, organizational development and operational (20% of target award)

•   Provides at-risk, variable pay for short-term performance; motivates executive officers by rewarding them for contributions to Company performance and individual performance

•   Bonus targets are designed to incentivize our executive officers to achieve or exceed annual goals within appropriate risk parameters

Long-term, equity-based incentive compensation	• Achievement of results that have a positive impact on the long-term success of the Company and returns to stockholders

•   Provides at-risk, variable pay opportunity for long-term performance; focuses executive officers on the creation of long-term stockholder value; used as a retention tool; total compensation weighted toward equity

•   Stock options, RSUs and PSUs are subject to certain time-based or performance-based vesting requirements; stock options and RSUs are time-based and PSUs are based on Company AFFO per Share growth for each year within the three-year period ending December 31, 2017 (no stock options in program after 2015)

Proposal 3 (page 71) gives our stockholders the opportunity to cast an advisory vote on our executive compensation program as described in this Proxy Statement. Although this vote is non-binding, the Committee will review the results of the vote and, as it has in 2015 and discussed above, take them into account when making future determinations concerning executive compensation.

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

Overview of Our Compensation Program

PHILOSOPHY

Focus on Pay for Performance. The guiding principle of our executive compensation philosophy is to pay for performance. Fundamentally, our program is designed to:

•	attract and retain talent;

•	motivate and engage our executive officers; and

•	drive sustainable long-term growth and stockholder value consistent with our vision and growth strategy.

Performance bonus and long-term, equity-based compensation vary based on the Company’s achievement of rigorous financial, operational and strategic goals, and on each executive’s contributions to such achievement. This direct link between incentive payouts and achievement of goals has helped drive our strong and consistent performance year after year. We provide robust incentives for our executive officers to manage the Company for the long term, while avoiding excessive risk-taking in the short term. Goals and objectives reflect a balanced mix of quantitative financial performance measures to avoid placing excessive weight on a single performance measure.

Detailed Evaluation by the Committee. In making determinations with respect to all elements and amounts of executive compensation, the Committee considers evaluations of each executive officer’s achievements relative to Company pre-established goals (outlined in “Financial Goals and Performance” below) and individual pre-established objectives (outlined in “Review of 2015 Individual Performance” below). Performance reviews for each executive officer include an assessment of:

•	the executive’s contribution to our financial performance;

•	the executive’s success in meeting individual strategic, organizational development and operational performance goals; and

•	each executive’s potential for continued contribution to our long-term success.

We target total direct compensation to generally be within a reasonable range of the 50th percentile of the market, and the Committee considers data from our custom benchmarking peer group, the S&P 250, proxy advisory firms’ peer groups and relevant published survey data as important market indicators. The Committee then uses this market information to help guide compensation decisions. Actual compensation may be above or below target pay positioning based on actual Company and individual performance, as well as other factors, including but not limited to retention risk, future potential at the Company and internal equity considerations.

Emphasis on Future Pay Opportunity Versus Current Pay. The Committee strives to provide an appropriate mix of different compensation elements, with an emphasis on performance-based, long-term compensation. Cash payments primarily reward for annual performance, while equity awards incentivize our NEOs to continue to deliver sustained results over a longer period of time and also serve as a retention tool. The Committee believes that a substantial portion of our NEOs’ compensation should be “at-risk,” that is, dependent on our operating and stock-price performance over the long-term. In 2015, the Committee designed and implemented performance-based vesting under our long-term, equity-based incentive compensation plan to further support this philosophy. As discussed below under “Compensation Determinations for 2016,” our long-term incentive program has continued to evolve to include an even greater emphasis on performance-based equity.

Significance of Overall Company Results. The Committee’s evaluation of our NEOs places strong emphasis on their contributions to overall Company performance, rather than focusing solely on their individual business or function. The Committee believes that the NEOs share responsibility for supporting the goals and performance of the Company as a whole.

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

Goal Setting and Performance Evaluation Process

The Committee evaluates performance of the executive officers, including the CEO, using the framework set forth below.

At the beginning of each year, the CEO works with the Committee to set his, and the other executive officers’, individual goals, objectives and performance metrics for the year, as well as Company financial goals. As part of this process:

•	The CEO reviews with the Board and Committee how short-term annual performance targets align and support the strategic priorities and direction of the Company.

•	The CEO works with each executive officer to establish his annual individual goals and objectives, which the Committee then reviews and approves, together with Company financial goals.

•	As a result, each individual’s annual goals and objectives are closely aligned with the overall goals and objectives of our CEO and the Company. The overarching goals and objectives for the Company relate to key financial performance metrics, and individual goals relate to specific strategic, organizational development and operational achievements. For 2015 and going forward, individual goals represent 20% of the overall target annual bonus award. This weighting does not diminish the importance of individual performance at the NEO level. However, the Committee believes that individual accountability and strong individual performance should lead to overall strong company performance, for which the Committee wants to hold the senior leadership team most accountable.

Our executive compensation determinations are driven by a comprehensive evaluation and performance review process that measures each executive officer’s performance against his goals for that year. The process includes both a mid-year and a full-year evaluation. These evaluations and performance reviews are an essential part of the process by which the Committee determines overall executive compensation and are a significant factor in the Committee’s determinations with respect to incentive compensation.

•	For executive officers other than the CEO, this review process is conducted by our CEO, in consultation with the Committee.

•	Input for each executive is compiled from internal sources familiar with the executive officer’s performance and achievements, as well as from external sources (such as tenants and other business associates).

•	Following the mid-year review process, the CEO reports to the Committee on the progress achieved relative to each executive officer’s goals and objectives.

•	As part of the year-end evaluation process, the CEO prepares written evaluations for each executive officer, which are then presented to the Committee for discussion.

•	Based on these evaluations, the CEO, after the end of the fiscal year, recommends compensation packages for each executive officer.

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COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

In the case of the CEO, he first provides the Lead Director (who is a member of the Committee) and Chairperson of the Committee with a report on his own performance as compared to his established goals and objectives. The Lead Director then prepares a written evaluation that includes extensive input from individuals familiar with the CEO’s performance and achievements, including interviews with other Directors and those who report directly to the CEO. The Committee reviews this written evaluation in executive session, while also considering additional factors, including prior years’ compensation trends, prior years’ Company performance and the relative level of rigor and complexity resulting from circumstances of domestic and global markets.

After reviewing the executive officers’ performance against goals and objectives for the year and considering the other factors discussed above, and after consultation with the full Board, the Committee makes its final determinations with respect to compensation, over the course of several meetings in the first half of the following year. The Committee’s objective is to ensure that the level of compensation is consistent with the level of corporate and individual performance delivered. If the Committee determines to grant equity-based awards pursuant to our annual employee grant, any such grants, including grants to executive officers, typically take place in March of each year.

Compensation Determinations for 2015

Below we discuss the Committee’s key compensation decisions for 2015, which were made with advice from the Committee’s compensation consultants (see “Other Compensation Practices and Policies—Role of the Compensation Consultant”). In evaluating Company performance, the Committee considered our financial performance overall and relative to pre-established goals, as well as the peer group and benchmarking analyses. For fiscal year 2015, based on our assessment of all the market data in light of our executive talent, all NEOs are within a competitive range of market on a total compensation basis.

The Committee works with its compensation consultant to better understand and continually monitor market competitive pay practices, which it considers when establishing compensation adjustments and changes for the coming year. This annual process includes reviewing the peer group and conducting a competitive market benchmark analysis.

PEER GROUP REVIEW

The Committee believes it is important to understand the relevant market for executive talent to ensure that the executive compensation program supports the attraction and retention of highly qualified leaders. The Committee assesses market conditions annually through a review of peer group compensation data compiled by the Committee’s independent compensation consultant. Due to the unique nature of our business, including its scope and growth, there are ongoing challenges in developing the most appropriate mix of companies for our peer group. In its annual review of our peer group composition, the Committee takes into account these challenges, which include the following:

•	The scope of our business spans two major sectors—wireless communications and real estate—as a result there are very few companies directly comparable to us;

•	We have large international operations located in unique markets;

•	We manage our business with a smaller senior management team than is typically found in the technology, wireless communications or real estate industries; and

•	We operate and are classified as a specialty REIT and are one of very few global technology-based REITs.

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

In 2015, the peer group consisted of companies in the wireless communications site leasing industry, other global REITs and companies with comparable revenues, market capitalizations and enterprise values, as well as product competitors, firms with similar business models and companies from which we may seek to recruit talent. The peer group used for developing 2015 pay decisions was comprised of the following companies:

• Amphenol Corporation	• Boston Properties, Inc.	• Corning Incorporated
• Crown Castle International Corp.	• Equity Residential	• HCP, Inc.
• Health Care REIT, Inc.	• Juniper Networks, Inc.	• MasterCard Incorporated
• Motorola Solutions, Inc.	• Rockwell Collins, Inc.	• Simon Property Group, Inc.
• Ventas, Inc.	• Visa Inc.	• Vornado Realty Trust
• Yahoo! Inc.

($ in billions)	Total Revenue(1)	Market Capitalization(2)	Enterprise Value(2)
Peer Group Median	$4.91	$21	$29
American Tower Corporation	$4.77	$41	$58
(1)	Reflects fiscal year end 2015.
(2)	Data reported when reviewing the peer group during the year; generally as of December 2015.

As part of the Committee’s annual competitive assessment, the Company undertook a review of the custom peer group with Meridian Compensation Partners, LLC (Meridian). Based on this review, the Committee has approved a revised peer group for 2016 pay decisions, as modified:

•	Removed: Amphenol Corporation; Corning Incorporated; Equity Residential; HCP, Inc.; Health Care REIT, Inc.; and Visa Inc.

•	Added: Adobe Systems Inc.; Alliance Data Systems; Equinix Inc.; Intuit Inc.; Public Storage; Salesforce.com Inc.; and SBA Communications.

BENCHMARKING ANALYSES

In addition to data from the peer group, the Committee reviews industry survey data published by third parties as a general indicator of relevant market conditions and pay practices. This data also serves as a broader reference point for determining what types and amounts of compensation are appropriate. In determining the appropriate compensation packages necessary to recruit and retain valuable senior executives, the Committee considers market conditions, experience levels, special capabilities and employment location to be significant factors.

BASE SALARY

The Committee heavily weighs the fact that we have a small senior management team relative to the size of the Company. We believe that a small senior management team enables us to leverage the broader capabilities of our executive officers more effectively across a wider range of business and functional responsibilities and fosters a team approach by, and greater collaboration among, our executive officers. As a result, annual base salaries for our NEOs are, and must remain, competitive. All of our NEOs have served the Company for more than seven years. Given the team orientation and collaborative environment, the Committee typically tries to limit the relative difference in base salaries among our executive officers, and the salaries reflect the historical key contributions and expectations to continue to contribute significantly to the Company’s long-term success.

The Committee determined not to increase our NEOs’ base salaries for 2015 based on internal pay equity considerations and review of competitive market data. Further, Mr. Taiclet’s base salary has not increased since 2011.

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

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Compensation Discussion and Analysis

BASE SALARIES (2014 AND 2015)

Name	2014 Base Salary	2015 Base Salary	Percent Change
James D. Taiclet, Jr.	$1,100,000	$1,100,000	0%
Thomas A. Bartlett	$750,000	$750,000	0%
William H. Hess	$650,000	$650,000	0%
Steven C. Marshall	$650,000	$650,000	0%
Edmund DiSanto	$600,000	$600,000	0%

ANNUAL PERFORMANCE BONUS

As described above in the Executive Summary, 80% of our executives’ annual target bonus is based on the Company’s achievement of pre-established financial goals. The other 20% is based on the achievement of individual goals set at the beginning of the year, in three broadly defined performance categories: strategic, organizational development and operational. These individual performance goals are unique to each executive’s role and responsibilities. The individual performance goals are discussed below under “Review of 2015 Individual Performance.”

The target award opportunities (as a percentage of base salary) are also set at the beginning of the year, based on the peer group and benchmarking analyses. The Committee determines actual bonus payouts after working with its independent compensation consultant to assess Company performance and individual executive performance relative to pre-established goals, and then comparing performance this year versus prior years. The achievement level for each goal is multiplied by the goal’s weight to determine a weighted achievement for the goal. For each NEO, the weighted achievement levels for all goals are then added together to determine the percentage of the actual cash bonus achieved. After considering the current market data as well as internal pay equity considerations, the Committee chose not to increase the target award bonus opportunities for 2015.

Financial Goals and Performance

We use two financial goals to derive 80% of the annual incentive awards, total property revenue (32% weighting) and Adjusted EBITDA (48% weighting). We use these quantitative goals, as we believe that making Company financial performance a shared objective encourages alignment and teamwork. We also believe that these particular performance measures are among the most important for our stockholders and therefore enhance the alignment of our annual executive bonus program with stockholder interests, as these goals are used to measure management’s ability to grow our business profitably, increase cash generation and control costs.

We use the initial Company budget set at the beginning of the fiscal year to set Company goals for total property revenue and Adjusted EBITDA, and adjust these goals for fluctuations in foreign currency exchange rates and material acquisitions that close during the year. These adjustments result in targets that are more rigorous and harder for our executives to achieve without superior performance. In addition, we incorporate the prior year’s actual results in our annual goal setting process in an effort to challenge the executive team to perform at an even higher level for the current year period. Accordingly, the 2015 target levels for total property revenue and Adjusted EBITDA increased by nearly 16% and 13%, respectively, from the 2014 financial results.

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

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Compensation Discussion and Analysis

The following table sets forth the targets, as adjusted, for each goal, as well as the performance achieved.

2015 COMPANY FINANCIAL GOALS ($ in billions)

Goal	Initial Target	Revised Target(1)	Actual(2)	Performance
Total property revenue	$4.28	$4.63	$4.680	Exceeded
Adjusted EBITDA	$2.81	$2.99	$3.067	Exceeded
(1)	Targets adjusted to reflect fluctuations in foreign currency exchange rates and material acquisitions that have closed.
(2)	On February 26, 2016, we issued a press release reporting our actual results for 2015.

As indicated in the table above, the Company exceeded each of its financial goals, and the achievement percentage reflects a payout slope for each 1% above the revised target for each financial goal. The calculation for the weighted achievement for these combined financial goals is outlined in the table below.

	Weighting	Achievement	Weighted Achievement
Property Revenue	32%	126%	115%
Adjusted EBITDA	48%	155%

In addition, the Committee determined that each of our NEOs exceeded his individual goals for 2015, as described in more detail below under “Review of 2015 Individual Performance.” The following table sets forth the weighted achievement of individual goals for each NEO.

	Weighting	Achievement	Weighted Achievement
James D. Taiclet, Jr.	20%	150%	30%
Thomas A. Bartlett	20%	135%	27%
William H. Hess	20%	135%	27%
Steven C. Marshall	20%	130%	26%
Edmund DiSanto	20%	130%	26%

The following table sets forth the target award opportunities and actual bonuses awarded to our NEOs for the fiscal year 2015 and compares them to the target awards and actual bonuses for the prior fiscal year. The Committee considered the above-average performance expectations of each of our executive officers and that our business is managed with a small team where each executive has a substantially broader scope of responsibilities than is typically found across our peer group and in the general market.

After considering the current market data as well as internal pay equity considerations, the Committee chose not to increase the target award bonus opportunities for 2015. The decrease in actual 2015 bonus payout amounts from 2014 for each NEO is primarily the result of incorporating feedback received from our largest institutional stockholders to place greater emphasis on the financial performance of the Company.

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Compensation Discussion and Analysis

BONUS TARGETS AND PAYOUTS (2014 AND 2015)

	Target Cash Bonus			Actual Cash Bonus
Name	Year	Target Bonus (%)(1)	Amount ($)	% of Target Bonus	Amount ($)	Percentage Change (2015 over 2014)
James D. Taiclet, Jr.	2014	130%	$1,430,000	180%	$2,574,000
	2015	130%	$1,430,000	145%	$2,073,500	-19%
Thomas A. Bartlett	2014	80%	$600,000	155%	$930,000
	2015	80%	$600,000	142%	$852,000	-8%
William H. Hess	2014	80%	$520,000	165%	$858,000
	2015	80%	$520,000	142%	$738,400	-14%
Steven C. Marshall	2014	80%	$520,000	160%	$832,000
	2015	80%	$520,000	141%	$733,200	-12%
Edmund DiSanto	2014	80%	$480,000	155%	$744,000
	2015	80%	$480,000	141%	$676,800	-9%
(1)	As a percentage of base salary.

EQUITY-BASED INCENTIVE AWARDS FOR 2015

Our Approach for 2015

While our management team drives short-term advancements such as additional business, cost reduction efforts and process improvements, it is long-term lease arrangements with our tenants and additions to our site leasing portfolios that enable us to generate relatively predictable long-term growth. As a result, the management decisions that have the greatest long-term impact on the Company relate to matters such as capital allocation, mergers and acquisitions, long-term contract negotiations with major tenants, financial leverage, capital structure, growth opportunities, expansion into new markets and strategic alliances (even though such decisions can sometimes have a negative short-term impact on our performance and/or stock price, but will result in greater long-term value). For these reasons, a significant majority of our targeted compensation is in the form of long-term incentives, as we believe that granting our executive officers meaningful levels of equity-based awards provides them with a greater incentive to focus on long-term results, which ultimately contributes most significantly to stockholder value by enabling us to retain highly experienced executives and sustain long-term Company performance.

Our practice has been to award equity-based incentives in amounts that vary based on the executive’s scope of responsibility, the experience the executive brings to the role, the expected contributions of the executive officer and the executive officer’s operating unit within the Company. In determining the amount of each equity-based incentive award, the Committee first considered the total value/spend on equity for 2014, which was used as the foundation for determining the 2015 equity budget. It then reviewed and approved a range of award valuations for each employee level. For each of our NEOs, the Committee determined the appropriate allocations based on overall Company performance, the anticipated level of the executive officer’s future contribution, the increasingly more challenging annual business plan objectives achieved and experience needed, and the size of equity-based awards to individuals with comparable positions or roles in the competitive market.

Each year, the Committee also reviews the form in which the equity-based grant will be awarded, taking into account competitive market practices of our peer group and the broader market, as well as alignment with our ongoing business and talent strategy, culture and compensation philosophy.

For 2015, the targeted award value for each executive officer established by the Committee was then allocated to 50% in stock options, 25% in RSUs and 25% in PSUs, which is a revised equity mix from the prior year’s long-term incentive compensation as a

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COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

result of stockholder feedback to include a performance-based feature. We determined the number of shares subject to each of our awards using a Black-Scholes option pricing model for stock options and the closing price of our Common Stock on the date of grant for RSUs and PSUs. As discussed below under “Compensation Determinations for 2016,” the equity mix further evolved for the 2016 equity grants.

Each option and RSU grant generally vests 25% annually over four years, commencing one year from the date of grant, and each option has a term of 10 years. All equity grants to our executive officers were part of our annual employee grant on March 10, 2015. The stock options have an exercise price of $94.57, which was the closing price of our Common Stock on the NYSE on the date of grant.

The following table sets forth the value of equity awards granted by the Committee to Messrs. Taiclet, Bartlett, Hess, Marshall and DiSanto. In making its determinations, the Committee determined that these award values were appropriate, given the competitive market, the Company’s overall performance, individual executive officers’ continued superior performance and expected future contributions, the smaller size of the executive team relative to other similarly sized companies and the importance of long-term equity-based incentives to our overall compensation philosophy and objectives.

EQUITY-BASED AWARD VALUES (2014 AND 2015)

Name	2014 Equity Value(1)	2015 Equity Value(1)	Percent Change
James D. Taiclet, Jr.	$9,000,000	$9,000,000	0%
Thomas A. Bartlett	$3,200,000	$3,670,000	15%
William H. Hess	$3,200,000	$3,670,000	15%
Steven C. Marshall	$3,200,000	$3,670,000	15%
Edmund DiSanto	$3,000,000	$3,470,000	16%
(1)	Due to fractional shares, the fair value amounts awarded may slightly differ from the amounts approved by the Committee.

For the PSUs awarded in March 2015, the Committee established year-over-year AFFO per Share growth rates as the relevant performance metric for a three-year period. AFFO per Share is a key metric used by management as well as investors as a critical indicator of the Company’s financial performance. PSUs that have been earned over the three-year performance period will be paid out in stock at the end of the three-year performance period, subject generally to the executive’s continued employment, and will accrue dividend equivalents prior to vesting, which will be paid out only for shares actually earned and vested. Threshold, target and maximum goals were established for the metric for each year in the three-year performance cycle and will be used to calculate the number of shares that will be issuable when the award vests, as follows:

Performance Level	Percent of Growth Target Achieved	Percent of Target PSUs Earned
Below Threshold	92% or below	0%
Threshold	93%	75%
Target	100%	100%
Maximum	107% or above	200%

Should our actual AFFO per Share growth for a year fall between the Threshold level and the Target level, the executive will earn an additional 3.5% of that yearly target award for each 1% of incremental growth above the Threshold level. Should our actual AFFO per Share growth for a year fall between the Target level and the Maximum level, the executive will earn an additional 14.25% of that yearly target award for each 1% of incremental growth above the Target AFFO per Share Growth Level.

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Compensation Discussion and Analysis

In February 2016, the Committee certified the achievement of AFFO per Share growth year-over-year for performance in 2015, which was compared to our initial budget and outlook midpoint. Unlike our other corporate financial goals, such growth was not adjusted for fluctuations in foreign currency exchange rates and material acquisitions.

The table below summarizes the determination of PSUs earned during year 1 of the three-year performance period.

Performance – Year 1	AFFO per Share Growth Target	Percent of Growth Target Achieved	Percent of Target PSUs Earned
2015	8%	103%	142.75%

The table below summarizes the number of PSUs each NEO earned for 2015 performance:

NEO	PSUs earned in 2015
James D. Taiclet, Jr.	11,322
Thomas A. Bartlett	4,617
William H. Hess	4,617
Steven C. Marshall	4,617
Edmund DiSanto	4,366

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

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Compensation Discussion and Analysis

REVIEW OF 2015 INDIVIDUAL PERFORMANCE

In this section we review the achievement of individual pre-established strategic, organizational development and operational goals for each NEO that the Committee considered in determining awards. The individual achievements account for 20% of the annual performance bonus payout, whereas the Company’s 2015 financial goals account for the other 80%.

James D. Taiclet, Jr., Chairman of the Board, President and Chief Executive Officer

2015 PERFORMANCE SUMMARY

Among Mr. Taiclet’s key achievements that the Committee considered in determining his bonus payout for 2015 were the following:

•	Led the Company through several key transformative transactions, including Verizon, that significantly increased the size of our domestic and international portfolios and incrementally positioned the Company to achieve its aspirational goal of doubling its 2012 AFFO per Share by 2017 while maintaining strong annual AFFO per Share growth throughout that five-year period.

•	Diversified the Company’s market position by leading a disciplined investment process, resulting in an optimal entry into Nigeria, the largest and fastest growing market for mobile communications in Africa, expanding our operations into 13 countries across five continents;

•	Oversaw the planning and execution of raising nearly $4 billion in the debt capital markets, which supported the reduction in the average cost of debt by nearly 60 basis points;

•	Led the completion of nearly $4 billion of secondary common and convertible equity at favorable pricing, which provided the Company with flexibility to pursue large strategic acquisitions and supported the Company’s commitment to its longstanding financial policies;

•	Continued to advance and evolve the Company’s key process initiatives, such as integration activities relating to the Verizon, TIM and Airtel transactions;

•	Cultivated key tenant relationships to further acquisition, build-to-suit, managed networks and major lease agreement opportunities, and conducted significant investor outreach efforts, including hosting Investor Day in New York;

•	Elevated team to higher levels of performance in key areas, such as strategic planning, negotiation and communication, while also promoting human capital development initiatives; and

•	Continued to foster and maintain the highest standards for integrity and culture of compliance among the growing employee base, and strengthened the Company’s controls and risk management processes and mitigations.

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

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Compensation Discussion and Analysis

CEO PAY FOR PERFORMANCE ALIGNMENT

The graphs below demonstrate the alignment over the past five years of stockholder value creation and key operational metrics with CEO total annual compensation.

CEO COMPENSATION VS VALUE OF $100 INVESTMENT ON JANUARY 1, 2011	CEO COMPENSATION VS REVENUE
($ in Million except for Value of $100 Investment)	($ in Millions)

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

CEO LEADERSHIP: COMPANY’S PERFORMANCE 2003—PRESENT

The Committee recognizes that over Mr. Taiclet’s tenure as CEO, the Company has significantly grown its global portfolio while delivering strong operational performance results. Since Mr. Taiclet was appointed CEO in 2003, our stock price has appreciated approximately 800% on an adjusted basis; our market capitalization has increased by more than 1,600%; our enterprise value has increased by approximately 10 times; and our asset base has increased by a factor of nine, from 15,000 towers to approximately 140,000 (as of December 31, 2015, pro forma for the Viom acquisition). Revenues from the end of 2003 to the full year 2015 have increased by more than 650%, AFFO and AFFO per Share have increased by more than 230% (since 2007) and ROIC has increased by approximately 40 basis points1. We have also diversified our market position from three countries on two continents to 13 countries on five continents.

TOWER COUNT (in Thousands of Units)	STOCK PRICE ($ in US Dollars)

Under Mr. Taiclet’s guidance, the Company has received several prominent awards:

•	The Company was named one of the “100 Best Corporate Citizens” by Business Ethics Magazine in 2006 and “Company of the Year” by Boston Business Journal in 2011.

•	The Company received the FTSE4Good recognition, a designation for companies that demonstrate strong environmental, social and governance practices, in 2009 and then every year since 2012.

•	Bloomberg Businessweek named the Company as a member of its “BBW 50 Top Performers” in 2010, 2012 and 2013.

•	The National Association of Corporate Directors, New England chapter, recognized the Company’s Board as the “2016 Public Company Board of the Year.”

In addition, Mr. Taiclet has been personally recognized by the industry:

•	The Harvard Business Review recognized Mr. Taiclet as one of the “100-Best Performing CEOs in the World” in 2010 and then every year since 2012.

•	Forbes Magazine named Mr. Taiclet to its “Global 2000 CEO Hall of Fame” in 2015.

[1]	Definitions of non-GAAP financial measures and reconciliations to GAAP can be found in Appendix A.

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Compensation Discussion and Analysis

TOTAL ANNUAL DIRECT COMPENSATION

Based on Mr. Taiclet’s 2015 performance and strong track record of success, the Committee awarded Mr. Taiclet total annual compensation of $12.2 million for 2015, consisting of a $1.1 million annual salary and $11.1 million in incentive compensation directly linked to his performance, of which $2.1 million (18.7%) was awarded as a cash incentive and $9.0 million (81.3%) was awarded as long-term equity in the form of options, RSUs and PSUs.

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

THOMAS A. BARTLETT, Executive Vice President and Chief Financial Officer

2015 PERFORMANCE SUMMARY

Among Mr. Bartlett’s key achievements that the Committee considered in determining his bonus payout for 2015 were the following:

•	Committed to disciplined financial policies and maintenance of a strong balance sheet to support the Company’s overall strategy and focus on asset growth and operational excellence, which included execution of debt repayment or refinancing of $6 billion and raising nearly $4 billion in debt and nearly $4 billion in equity at favorable pricing while maintaining our investment grade rating;

•	Increased the availability under our revolving credit facilities by $1.25 billion and extended the maturity dates by one year;

•	Ensured balanced, disciplined allocation of capital to maximize available resources across the business to achieve targeted returns and growth on core assets, while also returning value to our stockholders;

•	Led high quality investor communications program and cultivated key financial market relationships, which included hosting Investor Day in New York;

•	Raised capabilities in cybersecurity efforts and successfully integrated information technology systems from significant acquisitions to support the Company’s global expansion efforts;

•	Drove disciplined investment committee processes, acquisition valuation and integration processes;

•	Championed several process efficiency and system initiatives in tax, accounting and treasury management; and

•	Elevated the enterprise risk assessment program and improved internal audit compliance functions.

TOTAL ANNUAL DIRECT COMPENSATION

Based on Mr. Bartlett’s 2015 performance, the Committee awarded Mr. Bartlett total annual compensation of $5.3 million for 2015, consisting of a $750,000 annual salary and $4.5 million in incentive compensation directly linked to his performance, of which $852,000 (18.8%) was awarded as a cash incentive and $3.7 million (81.2%) was awarded as long-term equity in the form of options, RSUs and PSUs.

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

WILLIAM H. HESS, Executive Vice President, International Operations and President, Latin America and EMEA

2015 PERFORMANCE SUMMARY

Among Mr. Hess’ key achievements that the Committee considered in determining his bonus payout for 2015 were the following:

•	Expanded our global footprint into a key strategic market, Nigeria, which has the largest and fastest growing mobile communications industry in Africa, through our acquisition of over 4,700 communications sites from Airtel;

•	Led the integration and completion of initial tranches of closings of tower portfolios from TIM, which increased our Brazil portfolio by nearly 5,500 additional communications sites, which strategically positions the Company as a market leader in Brazil;

•	Exceeded organic revenue growth and commenced new business expectations, and drove operational efficiencies;

•	Pursued and evaluated strategic business development opportunities by conducting consistent, high quality assessments of opportunities in new and existing markets;

•	Successfully negotiated a holistic master lease agreement with one of our top tenants in Mexico which provides for consistent, long-term revenue growth and reduces the likelihood of churn;

•	Strengthened strategic partnerships with our tenants and joint venture partners and participated in key negotiations;

•	Managed major legal, regulatory and governmental relations matters in existing and new markets; and

•	Improved collaboration across global teams and improved process efficiencies on engineering, power solutions and local market financing.

TOTAL ANNUAL DIRECT COMPENSATION

Based on Mr. Hess’ 2015 performance, the Committee awarded Mr. Hess total annual compensation of $5.1 million for 2015, consisting of a $650,000 annual salary and $4.4 million in incentive compensation directly linked to his performance, of which $738,400 (16.7%) was awarded as a cash incentive and $3.7 million (83.3%) was awarded as long-term equity in the form of options, RSUs and PSUs.

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

STEVEN C. MARSHALL, Executive Vice President and President, U.S. Tower Division

2015 PERFORMANCE SUMMARY

Among Mr. Marshall’s key achievements that the Committee considered in determining his bonus payout for 2015 were the following:

•	Significantly expanded our domestic portfolio by obtaining the Company’s exclusive right to lease, acquire or otherwise operate and manage approximately 11,500 wireless communications sites from Verizon;

•	Successfully marketed the newly acquired Verizon towers to exceed budget expectations;

•	Oversaw disciplined capital expenditure program;

•	Successfully managed the large integrations of Verizon and GTP portfolios as well as other smaller portfolios ahead of schedule, while maintaining strong performance in the existing business;

•	Revised processes and upgraded information technology systems to save costs, better serve the Company’s customer base and support faster deployment;

•	Cultivated and enhanced commercial and contractual relationships, and participated in major tenant negotiations;

•	Rationalized managed sites portfolio and administration and integrated product offerings for business; and

•	Participated in management development program to elevate capabilities of team and advance key talent.

TOTAL ANNUAL DIRECT COMPENSATION

Based on Mr. Marshall’s 2015 performance, the Committee awarded Mr. Marshall total annual compensation of $5.1 million for 2015, consisting of a $650,000 annual salary and $4.4 million in incentive compensation directly linked to his performance, of which $733,200 (16.7%) was awarded as a cash incentive and $3.7 million (83.3%) was awarded as long-term equity in the form of options, RSUs and PSUs.

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COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

EDMUND DISANTO, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

2015 PERFORMANCE SUMMARY

Among Mr. DiSanto’s key achievements that the Committee considered in determining his bonus payout for 2015 were the following:

•	Led the investment committee process internally and negotiations of transactions externally, including Verizon resulting in increasing our domestic portfolio size by 40%;

•	Enhanced the Company’s commercial position through negotiation of key agreements and provided dispute resolution and risk management counsel;

•	Effectively managed major litigation and dispute matters toward positive outcomes for the Company;

•	Supported efforts to refinance international and securitized debt, improve liquidity under our credit facilities, and raise debt and equity in the capital markets to support our growth trajectory and commitment to investment grade ratings;

•	Spearheaded the successful launch of public affairs function;

•	Conducted successful engagement with employees in connection with our employee survey and led teams to develop implementation processes for improvement;

•	Enhanced regulatory compliance programs through in-person training globally, and improved the risk management function;

•	Provided assistance to board committees in matters of executive pay, governance and compliance; and

•	Continued implementation of compensation and benefits human resources systems globally.

TOTAL ANNUAL DIRECT COMPENSATION

Based on Mr. DiSanto’s 2015 performance, the Committee awarded Mr. DiSanto total annual compensation of $4.8 million for 2015, consisting of a $600,000 annual salary and $4.1 million in incentive compensation directly linked to his performance, of which $676,800 (16.3%) was awarded as a cash incentive and $3.5 million (83.7%) was awarded as long-term equity in the form of options, RSUs and PSUs.

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

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Compensation Discussion and Analysis

Compensation Determinations for 2016

SALARY AND TARGET BONUS

In February 2016, the Committee established base salaries and target bonus award opportunities for our NEOs for 2016. The following table sets forth the base salary and target bonus award opportunities for Messrs. Taiclet, Bartlett, Hess, Marshall and DiSanto for the year ending December 31, 2016. The Committee determined not to increase our NEOs’ base salaries for 2016 based on internal pay equity considerations and review of current market alignment data. However, the Committee determined to increase the target bonus award opportunities for 2016 for each NEO other than Mr. Taiclet, in recognition of the substantial increase in the scope of responsibility, as evidenced by the increased size and geographic diversity of our tower portfolio, our balance sheet and organizational structure.

BASE SALARIES (2015 AND 2016) AND 2016 TARGET CASH BONUS OPPORTUNITIES

Name	2015 Base Salary	2016 Base Salary	Percent Change in Base)	2016 Target Cash Bonus Opportunity (% of Base Salary / $)	Percent Change in Target Cash Bonus Opportunity
James D. Taiclet, Jr.	$1,100,000	$1,100,000	0%	130% / $1,430,000	0%
Thomas A. Bartlett	$ 750,000	$ 750,000	0%	90% / $675,000	13%
William H. Hess	$ 650,000	$ 650,000	0%	90% / $585,000	13%
Steven C. Marshall	$ 650,000	$ 650,000	0%	90% / $585,000	13%
Edmund DiSanto	$ 600,000	$ 600,000	0%	90% / $540,000	13%

EQUITY-BASED AWARDS

In February 2016, as part of our annual employee grant, the Committee approved the grant of awards to the executive officers, consisting of RSUs and PSUs. In determining the size of these awards, the Committee established a targeted award value for each executive officer and then allocated 40% in RSUs and 60% in PSUs.

In making its determinations, the Committee reviewed the total value of prior year awards, the mix of performance-based versus time-based vesting and the peer group and benchmarking analyses related to equity-based awards. The Committee determined not to increase the award values and deemed them appropriate, taking into account the size of the equity grants in 2015 and market data.

The following table sets forth the value of equity awards that the Committee granted to Messrs. Taiclet, Bartlett, Hess, Marshall and DiSanto for the year ending December 31, 2016 and the preceding year.

EQUITY-BASED AWARD VALUES (2015 AND 2016)

Name	2015 Equity Value(1)	2016 Equity Value(1)	Percent Change
James D. Taiclet, Jr.	$9,000,000	$9,000,000	0%
Thomas A. Bartlett	$3,670,000	$3,670,000	0%
William H. Hess	$3,670,000	$3,670,000	0%
Steven C. Marshall	$3,670,000	$3,670,000	0%
Edmund DiSanto	$3,470,000	$3,470,000	0%
(1)	Due to fractional shares, the fair value amounts awarded may slightly differ from the amounts approved by the Committee.

Since PSUs were issued to our executives for the first time in 2015, the Committee worked with our consultant to conduct an extensive review and evaluation process of the long-term incentive compensation. Based on this evaluation, which included engagement with stockholders, the Committee concluded that we could further enhance the awards by increasing the weighting of PSUs in the equity mix, and by expanding PSU payout performance ranges to require higher performance ranges above target to achieve maximum payouts, while also reducing payouts if results are below target expectations. These changes were made in

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

connection with the February 2016 grant of PSUs based on a three-year performance period (2016 PSU Award). Performance will be measured against the achievement of target levels of ROIC and AFFO per Share, with achievement of ROIC accounting for 30% of the award and achievement of AFFO per Share accounting for 70% of the award. The Committee will certify as to the achievement of performance at the end of the three-year performance period. Threshold, target and maximum goals were established for each metric for the three-year performance cycle and will be used to calculate the number of shares that will be issuable when the 2016 PSU Award vests.

Performance Level	Percentage of PSUs Vesting
Below Threshold	0%
Threshold	50%
Target	100%
Maximum	200%

The graphs set forth below highlight total direct compensation for each NEO:

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

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Compensation Discussion and Analysis

Other Compensation Practices and Policies

ROLE OF THE COMPENSATION CONSULTANT

The Committee’s compensation consultant is currently Meridian. Meridian reports directly to the Committee, and the Committee can replace Meridian or hire additional consultants at any time. From January 2015 through June 2015, the Committee’s former compensation consultant, Pearl Meyer & Partners (PM&P), and from July 2015 through December 2015, Meridian, attended all Committee meetings in person or by telephone, including executive sessions as requested and consulted frequently with the Chairperson of the Committee between meetings.

As part of its work in 2015, PM&P assisted the Committee with determining our peer group and benchmarking analyses, which included an executive compensation competitive analysis, a financial performance analysis, dilution analysis and realizable pay for performance analysis. Beginning in July 2015, Meridian assisted the Committee with modifications to the short- and long-term incentive programs; advised the Committee on the fall outreach program; conducted a risk assessment review of each of our compensation practices, programs and policies; advised the Committee on a new peer group; and provided a competitive analysis of Director and executive compensation. Other than the services that it provides or provided to the Committee, Meridian and PM&P do not provide services to, and receive no additional compensation from, the Company.

The Committee has analyzed whether the work of Meridian and PM&P as its current and former compensation consultant, respectively, raises any conflict of interest, taking into consideration the following factors: (i) Meridian and PM&P do not provide any other services to the Company; (ii) the amount of fees the Company paid to Meridian and PM&P represent less than 1% of either Meridian’s or PM&P’s total revenues; (iii) Meridian’s and PM&P’s policies and procedures were designed to ensure independence; (iv) Meridian and PM&P do not have any business or personal relationship with an executive officer of the Company; (v) Meridian and PM&P do not have any business or personal relationship with any member of the Committee; and (vi) neither Meridian, PM&P, nor any member of their consulting teams owns any stock of the Company. The Committee determined, based on its analysis of the above factors, that the work of Meridian, PM&P and the individual compensation advisors employed by Meridian and PM&P as compensation consultants to the Committee does not create any conflict of interest. The Committee will continue to monitor the independence of its compensation consultant on an annual basis.

EMPLOYMENT AND OTHER AGREEMENTS

To recruit and retain our executive officers, we periodically enter into employment letters and other arrangements or agreements, which are subject to review by the Committee.

In February 2015, we entered into a two-year letter agreement with Mr. Marshall in connection with his continued service as Executive Vice President and President of our U.S. Tower Division. In addition to terms consistent with the benefits we provide our other executive officers, we agreed to provide Mr. Marshall with a goods and services differential, home leave, benefits allowances, optional relocation support allowances, housing and a retirement true-up payment.

We entered into a noncompetition agreement with Mr. Hess in 2001 related to the Company’s Mexico subsidiary, ATC MexHold LLC (ATC Mexico). In addition, in 2004 we entered into a noncompetition and confidentiality agreement with Mr. Hess (amended in 2008) related to the Company’s Brazil subsidiary, ATC South America Holding LLC (ATC South America).

SEVERANCE PROGRAM

In March 2009, we implemented the Severance Program to provide severance benefits to eligible employees who are terminated in certain circumstances. Severance benefits under the Severance Program vary depending on an employee’s position or tenure with the Company. Our CEO and our executives are eligible for benefits under the Severance Program in the case of a Qualifying

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Termination, which occurs if the officer resigns for Good Reason or if the Company terminates the executive officer other than for Cause or for Performance Reasons (as these terms are defined in the Severance Program). The benefits to these executives upon a Qualifying Termination would be as follows:

•	Cash Severance: The CEO would be entitled to receive 104 weeks of base earnings and each Executive Vice President would be entitled to receive 78 weeks of base earnings. In addition, each executive officer would be entitled to a pro-rated portion of his or her target bonus for the portion of the year prior to termination, assuming 100% satisfaction of goals or objectives related to that bonus.

•	Equity Acceleration/Vesting Provisions Upon Change of Control: If a Qualifying Termination occurs within 14 days prior to, or up to two years following, a Change of Control, each executive officer’s outstanding stock options and RSUs would also fully vest on an accelerated basis. In addition, with respect to the grant of PSUs in 2015, the value of those PSUs earned would be determined as of the most recently completed fiscal quarter and paid out within 60 days of the anniversary of the date of grant in the year following the Qualifying Termination. With respect to the grant of PSUs in 2016, the value of those PSUs would be determined based on target performance, pro-rated for the executive’s term of employment during the performance period prior to the Qualifying Termination and paid out within 60 days of the Qualifying Termination.

•	Benefits Continuation: Each executive officer would be eligible for continued health and welfare benefits, with the Company paying the employer’s share of the cost of coverage during the period for which the executive is entitled to receive base earnings under the Severance Program.

•	Release of Claims, Non-Compete: To receive benefits under the Severance Program, the executive officer must sign a separation and release agreement and a limited confidentiality and restrictive covenant agreement in forms satisfactory to the Company. At its discretion, the Company can also require the executive officer to deposit a portion of the after-tax payments received under the Program into a restricted account to serve as security for his or her compliance with the ongoing covenants, restrictions and obligations contained in such agreements; in the event of non-compliance, distribution from this account can be restricted, up to and including forfeiture.

OTHER BENEFITS

We do not believe in providing extensive perquisites to our executive officers, who participate in the same healthcare, insurance and other welfare and retirement programs as other eligible employees. These programs include health and dental coverage, group term life insurance, disability programs, our broad-based employee stock purchase program (under which we give a 15% discount to all employees on the purchase price of our stock) and matching contributions to our 401(k) plan. We share the cost of health and welfare benefits with our employees, including our executive officers, a cost that depends on the level of benefits coverage that each employee or executive officer elects.

We do not offer our executive officers any deferred compensation plans, supplemental executive retirement plans or outstanding loans of any kind.

As shown in the “All Other Compensation” column in the Summary Compensation Table on page 55, perquisites to executive officers include an annual car allowance of $12,000; reimbursement for related auto insurance premiums; and amounts for discounted parking at our corporate offices in Boston, a benefit we also provide to a number of other corporate employees.

Under limited circumstances, we provide certain perquisites to individuals recruited to key positions and to officers who move from their home countries at our request. Accordingly, in addition to the general perquisites to executive officers, Mr. Marshall, an expatriate from the United Kingdom who works in the United States as Executive Vice President and President, U.S. Tower Division, receives a goods and services differential, home leave, benefits allowances, optional relocation support allowances, housing and a

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Compensation Discussion and Analysis

retirement true up payment in connection with his role. The amount of each of Mr. Marshall’s expatriate benefits is shown in the Summary Compensation Table, and we believe they are consistent with packages typically offered to expatriated employees at global companies.

STOCK OWNERSHIP GUIDELINES

We believe that, by holding shares of our Common Stock, RSUs, PSUs and options to purchase our Common Stock, our executive officers have interests that are closely aligned with those of our stockholders. In January 2012, we implemented a formal stock ownership policy for our executive officers and Directors so that they may share in the perspectives and sentiments of our stockholders as our stock price increases or decreases.

The current stock ownership guidelines are based on a multiple of base salary for executive officers and a multiple of the annual cash retainer for non-employee Directors. The ownership guidelines are as follows:

•	six (6) times base salary for the CEO (as revised in March 2016);

•	three (3) times base salary for executive officers directly reporting to the CEO; and

•	five (5) times annual retainer for Directors.

In determining compliance with these guidelines, in addition to actual shares held, we count unvested time-based RSUs, unvested PSUs at target and the in-the-money value of vested options. Executives have five years from the date of hire to reach their required ownership levels and are required to retain 50% of shares net of tax obligations until they meet the ownership requirements.

As of December 31, 2015, all of our NEOs were in compliance with the stock ownership guidelines:

Name	Stock Ownership Guideline(1)	Ownership as of December 31, 2015(1)(2)
James D. Taiclet	5x Base Salary	69x Base Salary
Thomas A. Bartlett	3x Base Salary	14x Base Salary
William H. Hess	3x Base Salary	16x Base Salary
Steven C. Marshall	3x Base Salary	37x Base Salary
Edmund DiSanto	3x Base Salary	43x Base Salary

(1)	Ownership guidelines and calculation of ownership are determined under the stock ownership guidelines in place at December 31, 2015.
(2)	Based on a per share price of $96.95, the closing price of our Common Stock on December 31, 2015.

For additional information on our stock ownership guidelines and our Directors, see above under “Corporate Governance–Stock Ownership Guidelines.”

POLICIES ON TRANSACTIONS IN COMPANY STOCK

Our Anti-Insider Trading Policy imposes limits as to when and how Company employees, including our executive officers and Directors, can engage in transactions in our securities, and prohibits short sales and hedging transactions with respect to our Common Stock. Our Code of Conduct provides a formal policy that prohibits our executive officers and Directors from entering into hedging transactions with respect to our Common Stock. It also prohibits our executive officers, Directors and certain other key employees from pledging shares of their Common Stock as security.

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Compensation Discussion and Analysis

CLAW BACK POLICY

The terms of our annual performance bonus awards and long-term, equity-based awards allow the Company to “claw back” cash and shares received pursuant to such awards, respectively, or, in the latter case, require the payment to the Company of all gains realized upon disposition of such shares in certain circumstances, such as the executive’s termination by the Company for cause or following termination of employment for any reason if either: (1) the executive officer engaged in conduct while an employee that would have justified termination for cause; or (2) the executive officer violates any applicable confidentiality or noncompetition agreement.

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Compensation Committee Report

Compensation Committee Report

The Compensation Committee of the Company’s Board of Directors reviewed the Compensation Discussion and Analysis for the year ended December 31, 2015 and discussed it with the Company’s management. Based on this review and its discussions with management, the Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2016 Annual Meeting of Stockholders.

By the Compensation Committee of the Board of Directors of American Tower Corporation.

COMPENSATION COMMITTEE

Samme L. Thompson, Chairperson

Gustavo Lara Cantu

Pamela D.A. Reeve

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Executive Compensation

Executive Compensation

The following table provides information concerning compensation earned by each of our named executive officers (NEOs) for the years ended December 31, 2015, 2014 and 2013.

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Stock Awards ($)(1) (e)	Option Awards ($)(2) (f)	Non-Equity Incentive Plan Compensation ($)(3) (g)	All Other Compensation ($)(4) (i)	Total ($) (j)
James D. Taiclet, Jr.	2015	$1,100,000	$4,500,019	$4,500,004	$2,073,500	$31,972	$12,205,495
Chairman of the Board, President	2014	$1,100,000	$4,500,051	$4,500,007	$2,574,000	$30,715	$12,704,773
and Chief Executive Officer	2013	$1,100,000	$4,500,034	$4,500,007	$2,090,000	$30,985	$12,221,026
Thomas A. Bartlett	2015	$750,000	$1,835,036	$1,835,004	$852,000	$29,663	$5,301,703
Executive Vice President	2014	$750,000	$1,600,058	$1,600,004	$930,000	$24,804	$4,904,866
and Chief Financial Officer	2013	$730,000	$1,500,011	$1,500,015	$766,500	$23,613	$4,520,139
William H. Hess	2015	$650,000	$1,835,036	$1,835,004	$738,400	$29,978	$5,088,418
Executive Vice President,	2014	$650,000	$1,600,058	$1,600,004	$858,000	$30,929	$4,738,991
International Operations and President, Latin America and EMEA	2013	$600,000	$1,400,041	$1,400,003	$651,000	$30,060	$4,081,104
Steven C. Marshall	2015	$650,000	$1,835,036	$1,835,004	$733,200	$265,506	$5,318,746
Executive Vice President and President,	2014	$650,000	$1,600,058	$1,600,004	$832,000	$134,810	$4,816,872
U.S. Tower Division	2013	$600,000	$1,400,041	$1,400,003	$693,000	$138,997	$4,232,041
Edmund DiSanto	2015	$600,000	$1,735,170	$1,735,003	$676,800	$30,115	$4,777,088
Executive Vice President, Chief Administrative	2014	$600,000	$1,500,044	$1,500,012	$744,000	$29,767	$4,373,823
Officer, General Counsel and Secretary	2013	$530,000	$1,350,056	$1,350,016	$593,600	$29,662	$3,853,334

(1)	The amounts in column (e) reflect the aggregate grant date fair value of RSUs granted in 2015, 2014 and 2013 and PSUs granted in 2015, (valued based on target performance) pursuant to our 2007 Equity Incentive Plan. Assuming maximum performance levels had been achieved, the aggregate grant date fair value of PSUs granted in 2015 is $4,500,019 with respect to Mr. Taiclet; $1,835,036 with respect to Messrs. Bartlett, Hess and Marshall; and $1,735,170 with respect to Mr. DiSanto. See notes 1 and 13 to the consolidated financial statements included in our Form 10-K regarding assumptions underlying the valuation of our RSUs and PSUs.

(2)	The amounts in column (f) reflect the aggregate grant date fair value of stock options granted in 2015, 2014 and 2013, respectively, pursuant to our 2007 Equity Incentive Plan. See notes 1 and 13 to the consolidated financial statements included in our Form 10-K regarding assumptions underlying the valuation of our stock options.

(3)	The amounts in column (g) reflect, for the year ended December 31, 2015, cash payments made in 2016 with respect to annual performance bonus awards for services performed in 2015; for the year ended December 31, 2014, cash payments made in 2015 with respect to annual performance bonus awards for services performed in 2014; and for the year ended December 31, 2013, cash payments made in 2014 with respect to annual performance bonus awards for services performed in 2013.

(4)	The amounts in column (i) include for each of our NEOs’ matching contributions pursuant to our 401(k) plan (and, for the years ended December 31, 2013 and 2014, a U.K. designated retirement fund for Mr. Marshall), an annual car allowance of $12,000 and additional amounts for related auto insurance premiums. These amounts also reflect reimbursement for parking expenses at our corporate offices in Boston, which is a benefit we offer to a number of our employees who work in that office. In addition, the amounts in column (i) include certain benefits related to Mr. Marshall’s status as an expatriate in 2015, 2014 and 2013. In 2015, 2014 and 2013, Mr. Marshall received an aggregate of $239,572, $109,487 and $102,109, respectively, including amounts for temporary living expenses, home leave and goods and services differentials and for 2015, a retirement true-up payment. For more information regarding these benefits to Mr. Marshall, see “—Employment and Severance Arrangements” below. In accordance with SEC rules, the amounts in column (i) do not include payments for group term life insurance and other welfare benefits that are generally available to all salaried employees.

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Executive Compensation

GRANTS OF PLAN-BASED AWARDS FOR 2015

The following table sets forth information relating to stock options, RSUs and PSUs granted pursuant to our equity incentive plans and cash bonus opportunity awarded to each of our NEOs as part of our annual performance bonus during the year ended December 31, 2015.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)(4) (i)	All Other Option Awards: Number of Securities Underlying Options (#)(5) (j)	Exercise or Base Price of Option Awards ($/Sh)(6) (k)	Grant Date Fair Value of Stock and Option Awards(7) (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
James D. Taiclet, Jr.
Cash Bonus		$1,072,500	$1,430,000	$2,860,000
Options	3/10/2015								298,211	$94.57	$4,500,004
RSUs	3/10/2015							23,792			$2,250,009
PSUs	3/10/2015				17,844	23,792	47,584				$2,250,009
Thomas A. Bartlett
Cash bonus		$450,000	$600,000	$1,200,000
Options	3/10/2015								121,604	$94.57	$1,835,004
RSUs	3/10/2015							9,702			$917,518
PSUs	3/10/2015				7,277	9,702	19,404				$917,518
William H. Hess
Cash bonus		$390,000	$520,000	$1,040,000
Options	3/10/2015								121,604	$94.57	$1,835,004
RSUs	3/10/2015							9,702			$917,518
PSUs	3/10/2015				7,277	9,702	19,404				$917,518
Steven C. Marshall
Cash bonus		$390,000	$520,000	$1,040,000
Options	3/10/2015								121,604	$94.57	$1,835,004
RSUs	3/10/2015							9,702			$917,518
PSUs	3/10/2015				7,277	9,702	19,404				$917,518
Edmund DiSanto
Cash bonus		$360,000	$480,000	$960,000
Options	3/10/2015								114,977	$94.57	$1,735,003
RSUs	3/10/2015							9,174			$867,585
PSUs	3/10/2015				6,881	9,174	18,348				$867,585

(1)	For 2015, the bonus target for Mr. Taiclet was 130% of base salary and for each of Messrs. Bartlett, Hess, Marshall and DiSanto was 80% of base salary. The performance bonus cannot exceed 200% of the bonus target, and typically the Compensation Committee does not award performance bonuses below 75% of the bonus target. The amounts in column (c), (d) and (e) are based on 75%, 100% and 200% of the bonus target, respectively. The actual amounts we paid in connection with our annual performance bonus awards are reflected in the Summary Compensation Table under the column captioned “Non-Equity Incentive Plan Compensation.” For more information regarding our annual performance bonus awards, see above under the caption “Compensation Determinations for 2015—Annual Performance Bonus” in our Compensation Discussion and Analysis included in this Proxy Statement.
(2)	Includes PSUs granted under the 2007 Equity Incentive Plan. All PSUs are valued based on target performance achieved.
(3)	Includes RSUs granted under the 2007 Equity Incentive Plan. All RSUs included in column (i) generally vest in 25% cumulative annual increments commencing one year from the date of grant.

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Executive Compensation

(4)	We typically grant equity-based incentive awards to our employees, including our executive officers, as part of our annual employee performance review program conducted each February or March. On March 10, 2016, in connection with annual performance reviews and the Company’s annual employee equity grant, we awarded Messrs. Taiclet, Bartlett, Hess, Marshall and DiSanto RSUs and PSUs pursuant to the 2007 Equity Incentive Plan in the amounts set forth below based on their performance for 2015 and expected future contributions to the Company. As discussed in “Compensation Determinations for 2016” in our Compensation Discussion and Analysis included in this Proxy Statement, we determined the number of RSUs and PSUs based on award value.

Name	RSUs	PSUs	Grant Date Fair Value
James D. Taiclet, Jr.	$3,600,000	$5,400,000	$94.71
Thomas A. Bartlett	$1,468,000	$2,202,000	$94.71
William H. Hess	$1,468,000	$2,202,000	$94.71
Steven C. Marshall	$1,468,000	$2,202,000	$94.71
Edmund DiSanto	$1,388,000	$2,082,000	$94.71

RSU awards vest in 25% cumulative annual increments commencing one year from the date of grant, subject to earlier vesting under the death, disability and retirement benefits program. PSU awards vest at the end of the three-year performance period based on achievement against pre-established annual performance goals determined at the date of grant, subject to the terms of our death, disability and retirement benefits program.

(5)	Includes stock options granted under the 2007 Equity Incentive Plan. All stock options included in column (j) generally vest in 25% cumulative annual increments commencing one year from the date of grant.
(6)	The price included in column (k) reflects the per share exercise price of each option, which is equal to the closing price of our Common Stock on the NYSE on the date of grant.
(7)	The amounts in column (l) reflect the grant date fair value of the stock and option awards granted during the fiscal year ended December 31, 2015. See notes 1 and 13 to the consolidated financial statements included in our Form 10-K regarding assumptions underlying valuation of equity awards.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

The compensation we paid our NEOs in 2015, 2014 and 2013 as summarized in the Summary Compensation Table is determined in accordance with employment letters and other arrangements or agreements with our executive officers, which the Compensation Committee reviews. For more information about these agreements, please see below under “Employment and Severance Arrangements.” For more information about the elements of the compensation packages paid to our executive officers, please see above under “Compensation Determinations for 2015” in the Compensation Discussion and Analysis.

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Executive Compensation

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2015

The following table sets forth information relating to stock options and RSUs outstanding as of December 31, 2015 that were granted to our NEOs pursuant to our 1997 Stock Option Plan, as amended, and 2007 Equity Incentive Plan or granted under predecessor plans.

	Option Awards(1)					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)(3) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4) (j)
James D. Taiclet, Jr.	162,500	—	—	$37.70	3/17/2018	—	—	—	—
	189,760	—	—	$28.39	3/10/2019	—	—	—	—
	136,667	—	—	$43.11	3/10/2020	—	—	—	—
	175,337	—	—	$50.78	3/10/2021	—	—	—	—
	172,316	57,438	—	$62.00	3/12/2022	—	—	—	—
	116,581	116,580	—	$76.90	3/11/2023	—	—	—	—
	75,809	227,426	—	$81.18	3/10/2024	—	—	—	—
	—	298,211	—	$94.57	3/10/2025	—	—	—	—
	—	—	—	—	—	16,129	$1,563,707	—	—
	—	—	—	—	—	29,258	$2,836,563	—	—
	—	—	—	—	—	41,574	$4,030,599	—	—
	—	—	—	—	—	23,792	$2,306,634	—	—
	—	—	—	—	—	11,322	$1,097,668	15,861	$1,537,724
Thomas A. Bartlett	16,072	—	—	$50.78	3/10/2021	—	—	—	—
	19,385	19,385	—	$62.00	3/12/2022	—	—	—	—
	19,430	38,860	—	$76.90	3/11/2023	—	—	—	—
	26,955	80,862	—	$81.18	3/10/2024	—	—	—	—
	—	121,604	—	$94.57	3/10/2025	—	—	—	—
	—	—	—	—	—	5,443	$527,699	—	—
	—	—	—	—	—	9,752	$945,456	—	—
	—	—	—	—	—	14,782	$1,433,115	—	—
	—	—	—	—	—	9,702	$940,609	—	—
	—	—	—	—	—	4,617	$447,618	6,468	$627,073
William H. Hess	1	17,949	—	$62.00	3/12/2022	—	—	—	—
	36,270	36,269	—	$76.90	3/11/2023	—	—	—	—
	26,955	80,862		$81.18	3/10/2024	—	—	—	—
	—	121,604	—	$94.57	3/10/2025	—	—	—	—
	—	—	—	—	—	5,040	$488,628	—	—
	—	—	—	—	—	9,102	$882,439	—	—
	—	—	—	—	—	14,782	$1,433,115	—	—
	—	—	—	—	—	9,702	$940,609	—	—
	—	—	—	—	—	4,617	$447,618	6,468	$627,073

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Executive Compensation

	Option Awards(1)					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)(3) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4) (j)
Steven C. Marshall	150,000	—	—	$44.92	12/3/2017	—	—	—	—
	17,162	—	—	$28.39	3/10/2019	—	—	—	—
	30,000	—	—	$43.11	3/10/2020	—	—	—	—
	61,368	—	—	$50.78	3/10/2021	—	—	—	—
	53,849	17,949	—	$62.00	3/12/2022	—	—	—	—
	36,270	36,269	—	$76.90	3/11/2023	—	—	—	—
	26,955	80,862	—	$81.18	3/10/2024	—			—
	—	121,604	—	$94.57	3/10/2025	—	—	—	—
	—	—	—	—	—	5,040	$488,628	—	—
	—	—	—	—	—	9,102	$882,439	—	—
	—	—	—	—	—	14,782	$1,433,115	—	—
	—	—	—	—	—	9,702	$940,609	—	—
	—	—	—	—	—	4,617	$447,618	6,468	$627,073
Edmund DiSanto	9,312	—	—	$42.95	6/01/2017	—	—	—	—
	21,875	—	—	$37.70	3/17/2018	—	—	—	—
	51,087	—	—	$28.39	3/10/2019	—	—	—	—
	60,000	—	—	$43.11	3/10/2020	—	—	—	—
	58,446	—	—	$50.78	3/10/2021	—	—	—	—
	51,695	17,231	—	$62.00	3/12/2022	—	—	—	—
	34,975	34,974	—	$76.90	3/11/2023	—	—	—
	25,270	75,809	—	$81.18	3/10/2024	—	—	—	—
	—	114,977	—	$94.57	3/10/2025	—	—	—	—
	—	—	—	—	—	4,838	$469,044	—	—
	—	—	—	—	—	8,778	$851,027	—	—
	—	—	—	—	—	13,858	$1,343,533	—	—
	—	—	—	—	—	9,174	$889,419	—	—
	—	—	—	—	—	4,366	$423,284	6,116	$592,946

(1)	Stock options vest in 25% cumulative annual increments commencing one year from the date of grant and have a term of 10 years, subject to earlier vesting under the death, disability and retirement benefits program.

(2)	For each option grant identified as unexercisable in part or in full, the following table sets forth information regarding such option grant as of December 31, 2015.

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Executive Compensation

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Grant Date	Original Option Grant Amount (#)
James D. Taiclet, Jr.	172,316	57,438	3/12/2012	229,754
	116,581	116,580	3/11/2013	233,161
	75,809	227,426	3/10/2014	303,235
	—	298,211	3/10/2015	298,211
Thomas A. Bartlett	19,385	19,385	3/12/2012	77,542
	19,430	38,860	3/11/2013	77,721
	26,955	80,862	3/10/2014	107,817
	—	121,604	3/10/2015	121,604
William H. Hess	1	17,949	3/12/2012	71,798
	36,270	36,269	3/11/2013	72,539
	26,955	80,862	3/10/2014	107,817
	—	121,604	3/10/2015	121,604
Steven C. Marshall	53,849	17,949	3/12/2012	71,798
	36,270	36,269	3/11/2013	72,539
	26,955	80,862	3/10/2014	107,817
	—	121,604	3/10/2015	121,604
Edmund DiSanto	51,695	17,231	3/12/2012	68,926
	34,975	34,974	3/11/2013	69,949
	25,270	75,809	3/10/2014	101,079
	—	114,977	3/10/2015	114,977

(3)	Stock awards consist of RSUs and PSUs granted under the 2007 Equity Incentive Plan. Each of the unvested RSUs was granted on March 12, 2012; March 11, 2013; March 10, 2014; or March 10, 2015 (in descending chronological order as to the date of grant in the table for each NEO) and each vests in 25% cumulative annual increments commencing one year from the date of grant, subject to earlier vesting under the death, disability and retirement benefits program. All unvested PSUs were granted on March 10, 2015 and earned for year-one performance. They vest at the end of the three-year performance period based on achievement against a pre-established performance goal determined at the date of grant, subject to the terms of the death, disability and retirement benefits program.

(4)	The market value of the RSU and PSU awards was determined using a stock price of $96.95, which was the closing price of our Common Stock on the NYSE on December 31, 2015.

(5)	The unvested PSUs were granted on March 10, 2015 and vest at the end of the three-year performance period based on achievement against a pre-established performance goal determined at the date of grant, subject to the terms of the death, disability and retirement benefits program. The PSUs are valued based on target performance.

OPTION EXERCISES AND STOCK VESTED FOR 2015

The following table sets forth information relating to options exercised and RSUs vested during the year ended December 31, 2015 for each NEO.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized Upon Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(2) (e)
James D. Taiclet, Jr.	187,355	10,912,679	59,387	5,644,526
Thomas A. Bartlett	—	—	20,664	1,963,742
William H. Hess	90,759	3,393,194	19,689	1,870,830
Steven C. Marshall	—	—	19,689	1,870,830
Edmund DiSanto	—	—	18,771	1,783,663

(1)	Column (c) reflects the excess of the market price of the underlying securities at exercise over the exercise price.

(2)	Column (e) reflects the market value of RSU awards using a stock price of $94.57, $94.63 and $96.27, the closing price of our Common Stock on the NYSE on the vesting date of each RSU.

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Employment and Severance Arrangements

Employment and Severance Arrangements

As discussed above in our Compensation Discussion and Analysis, to recruit and retain our executive officers, we periodically enter into employment letters and other arrangements or agreements, which the Compensation Committee reviews. Our NEOs are also subject to the terms of the Severance Program. The table below, “Potential Payments Upon Termination or Change of Control for 2015,” summarizes the severance benefits that would be payable to each of our NEOs if his employment had been terminated as of December 31, 2015, with respect to the different termination scenarios set forth in their agreements with us. Under the Severance Program, our executive officers are entitled to the following severance benefits upon a Qualifying Termination:

•	Cash Severance: The CEO is entitled to receive 104 weeks of base earnings and each Executive Vice President is entitled to receive 78 weeks of base earnings. In addition, each executive would be entitled to a pro-rated portion of his or her target bonus for the portion of the year prior to termination, assuming 100% satisfaction of goals or objectives related to that bonus.

•	Equity Acceleration/Vesting Provisions: If a Qualifying Termination occurs within 14 days prior to, or up to two years following, a Change of Control, each executive is entitled to full acceleration of vesting of all outstanding stock options and RSUs awards.

•	Benefits Continuation: Each executive is eligible for continued health and welfare benefits, for which the Company will pay the employer share of the cost of coverage for a period equal to the number of weeks of base earnings payable under the Severance Program.

•	Release of Claims, Non-Compete: To receive benefits under the Severance Program, the executive must sign a separation and release agreement and a limited confidentiality and restrictive covenant agreement in forms satisfactory to the Company. In addition, at our discretion, we may require the deposit of a portion of the after-tax payments to each executive in a restricted account to serve as security for the executive’s compliance with the ongoing covenants, restrictions and obligations contained in such agreements, with restrictions on distribution up to and including forfeiture in the event of non-compliance.

Under the Severance Program, equity awards to our executive officers are subject to a double-trigger standard, whereby the executive is entitled to acceleration of his equity awards only in the event of a “Qualifying Termination” within 14 days before, or two years following, a “Change of Control.” In such an event, the executive is entitled to acceleration of all unvested equity-based awards (including stock options and RSUs). In addition, with respect to the grant of PSUs in 2015, the value of the PSUs earned would be determined as of the most recently completed fiscal quarter and paid out within 60 days of the anniversary of the date of grant in the year following the Qualifying Termination. With respect to the grant of PSUs in 2016, the value of those PSUs would be determined based on target performance, pro-rated for the executive’s term of employment during the performance period prior to the Qualifying Termination and paid out within 60 days of the Qualifying Termination. In all other cases, the executive is not entitled to any acceleration or continued vesting of his or her equity-based awards. In addition, the Severance Program does not provide for tax gross-ups. For more information about the Severance Program, see above under “Other Compensation Practices and Policies–Severance Program” in the Compensation Discussion and Analysis.

In addition, the Compensation Committee adopted a death, disability and retirement benefits program in connection with equity awards granted to our employees, including executives, similar to that of our peer group companies. The program’s benefits provide for the acceleration of vesting and exercise periods for stock options, RSUs and PSUs granted on or after January 1, 2013 upon an employee’s death or permanent disability, or upon an employee’s qualified retirement provided certain eligibility criteria are met.

In February 2015, we entered into a two-year letter agreement with Mr. Marshall in connection with his continued service as Executive Vice President and President of our U.S. Tower Division. In addition to terms consistent with the benefits we provide our other executive officers, we agreed to provide Mr. Marshall with a goods and services differential, home leave, benefits allowances, optional relocation support allowances, housing and a retirement true up payment.

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Employment and Severance Arrangements

We are also a party to two noncompetition agreements with Mr. Hess: (1) a noncompetition agreement related to ATC Mexico, entered into in 2001; and (2) a noncompetition and confidentiality agreement related to ATC South America, entered into in 2004 and amended in 2008.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL FOR 2015

The table below sets forth the potential estimated payments pursuant to our Severance Program to each NEO as if the individual’s employment had been terminated as of December 31, 2015. While our executive officers are entitled to certain severance benefits upon a Qualifying Termination pursuant to the terms of the Severance Program, full acceleration of vesting of outstanding equity-based awards is limited to a Qualifying Termination upon a change in control, subject to earlier vesting under the death, disability and retirement program.

Name and Type of Payment/Benefit	Termination on 12/31/15: voluntary, retirement, or “for Cause”	Qualifying Termination on 12/31/15: with no Change of Control	Qualifying Termination on 12/31/15: with Change of Control
James D. Taiclet, Jr.
Base salary(1)	$—	$2,200,000	$2,200,000
Bonus(2)	—	1,430,000	1,430,000
Value of accelerated equity awards(3)(4)(5)	16,905,144	16,905,144	20,476,309
Health benefits(6)	—	38,299	38,299
Total	$16,905,144	$20,573,443	$24,144,608
Thomas A. Bartlett
Base salary(1)	$—	$1,125,000	$1,125,000
Bonus(2)	—	600,000	600,000
Value of accelerated equity awards(3)(4)	—	—	7,315,757
Health benefits(6)	—	20,891	20,891
Total	$—	$1,745,891	$9,061,648
William H. Hess
Base salary(1)	$—	$975,000	$975,000
Bonus(2)	—	520,000	520,000
Value of accelerated equity awards(3)(4)	—	—	7,111,531
Health benefits(6)	—	28,724	28,724
Total	$—	$1,523,724	$8,635,255
Steven C. Marshall
Base salary(1)	$—	$975,000	$975,000
Bonus(2)	—	520,000	520,000
Value of accelerated equity awards(3)(4)	—	—	7,111,531
Health benefits(6)	—	20,891	20,891
Total	$—	$1,515,891	$8,627,422
Edmund DiSanto
Base salary(1)	$—	$900,000	$900,000
Bonus(2)	—	480,000	480,000
Value of accelerated equity awards(3)(4)(5)	5,677,645	5,677,645	6,748,913
Health benefits(6)	—	28,724	28,724
Total	$5,677,645	$7,086,369	$8,157,637

(1)	For Mr. Taiclet, the amount reflects salary continuation for 104 weeks, based on Mr. Taiclet’s base salary as of December 31, 2015. For Messrs. Bartlett, Hess, Marshall and DiSanto, the amount reflects salary continuation for 78 weeks, based on base salary as of December 31, 2015. The Severance Program specifies that continuation of salary is to be paid bi-weekly.

(2)	This amount reflects a bonus with respect to a full year of service for the year ended December 31, 2015 and assumes that a bonus target of 100% is met. Actual bonus payments upon separation are calculated pro-rata. For the year ended December 31, 2015, the bonus target for Mr. Taiclet was 130% of base salary and for Messrs. Bartlett, Hess, Marshall and DiSanto was 80% of base salary.

(3)	Value of stock options reflects the excess of the closing market price of $96.95 of our Common Stock on December 31, 2015 over the exercise price of the stock option. Value of RSUs is determined using the closing market price of $96.95 of our Common Stock on December 31, 2015.

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Securities Authorized for Issuance under Equity Compensation Plans

(4)	As of December 31, 2015, under the Severance Program, each executive is entitled to acceleration of vesting of all outstanding equity-based awards, including, but not limited to, stock options and RSUs, upon a Qualifying Termination that occurs within 14 days prior to, or up to two years following, a Change of Control, as described above.

(5)	In addition to the acceleration of vesting of all outstanding equity-based awards upon a Qualifying Termination that occurs within 14 days prior to, or up to two years following, a Change of Control in accordance with the Severance Program, Messrs. Taiclet and DiSanto’s equity-based awards that were granted after January 1, 2013 will vest upon their “qualifying retirement,” pursuant to the terms of the Company’s death, disability and retirement program, as described above. Messrs. Taiclet and DiSanto are not entitled to these benefits upon termination for “Cause.”

(6)	For Mr. Taiclet, this amount reflects a continuation of health and dental insurance for 104 weeks, based on the employer share of the cost of coverage for this time period. For Messrs. Bartlett, Hess, Marshall and DiSanto, this amount reflects a continuation of health and dental insurance for 78 weeks, based on the employer share of the cost of coverage for this time period. All amounts are estimates based on current rates and benefits elections made by each executive for the year ended December 31, 2015.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2015.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights(2) (a)	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(3) (c)
Equity compensation plans/arrangements approved by the stockholders(1)	9,484,550	$71.11	14,862,889
Equity compensation plans/arrangements not approved by the stockholders	N/A	N/A	N/A
Total	9,484,550		14,862,889

(1)	Includes the 1997 Stock Option Plan, as amended, the 2007 Equity Incentive Plan and the ESPP.

(2)	Column (a) includes 1,656,993 shares underlying outstanding unvested RSUs, 140,270 shares underlying outstanding unvested PSUs based on the maximum amount of PSUs that can be earned under the award agreement and 7,680,819 shares underlying outstanding stock options. Because there is no exercise price for RSUs or PSUs, such awards are not included in the weighted-average exercise price in column (b).

(3)	Includes 3,277,805 shares available for issuance under the ESPP and 11,592,084 shares available for grant under the 2007 Equity Incentive Plan as of December 31, 2015. Under the 2007 Equity Incentive Plan, we are authorized to grant various types of stock-based awards, including stock options, restricted stock, restricted stock units, stock equivalents and awards of shares of Common Stock that are not subject to restrictions or forfeiture. As the 1997 Stock Option Plan, as amended, terminated in November 2007 upon the tenth anniversary of its effective date, the remaining shares subject to the 1997 Stock Option Plan are no longer available for issuance.

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

Proposal 1 Election of Directors

Under our By-Laws, the number of members of our Board is fixed from time to time by the Board and may be increased or decreased by a vote of the stockholders or by the majority of Directors then in office. In October 2015, our Board increased its size to ten and appointed Mr. Robert D. Hormats as a Director. Each of our ten Directors is standing for re-election at the Annual Meeting.

The Board has nominated for election at the Annual Meeting the 10 Directors listed below, all of whom were recommended for nomination to the Board by the Nominating Committee.

Each Director elected at the Annual Meeting will hold office until the 2017 Annual Meeting or until his or her successor is elected and qualified, subject to earlier retirement, resignation or removal. Unless otherwise instructed, we will vote all proxies we receive FOR each nominee listed below. If a nominee becomes unavailable to serve, we will vote the shares represented by proxies for the election of such other person as the Board may recommend.

Required Vote

Our By-Laws require that each Director receive a majority of the votes properly cast with respect to such Director in uncontested elections (i.e., the number of shares voted “for” a Director nominee must exceed the number of votes cast “against” that nominee). As the election of Directors at the Annual Meeting is uncontested, it requires a majority of the votes cast by, or on behalf of, the holders of Common Stock at the Annual Meeting. Abstentions and broker non-votes are not considered as votes cast “for” or “against” a Director and have no effect on the election results.

If stockholders do not re-elect a nominee who is already a Director, Delaware law provides that the Director continue to serve on the Board as a “holdover director.” Under our By-Laws and Corporate Governance Guidelines, each Director must submit an irrevocable advance resignation that will be effective if the stockholders do not re-elect him or her and the Board accepts his or her resignation. In that situation, within 90 days from the date the election results are certified, the Nominating Committee will recommend to the Board whether to accept or reject the resignation, with the Board then taking action and promptly disclosing its decision and underlying rationale in a filing with the SEC.

The Board of Directors unanimously recommends that you vote FOR the election of each nominee listed below to serve as Director until the next Annual Meeting or until his or her successor is duly elected and qualified.

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

PROPOSAL 1 ELECTION OF DIRECTORS

Relevant information about each Director nominee appears below.

    James D. Taiclet, Jr.

Chairman, President & CEO American Tower Corporation Director Since November 2003 • Chairman of the Board (February 2004-present) Age 55

Career

Mr. Taiclet is American Tower Corporation’s Chairman, President and Chief Executive Officer. He was appointed President and Chief Operating Officer in September 2001; named Chief Executive Officer in October 2003; and selected as Chairman of the Board in February 2004. Before joining American Tower he was President of Honeywell Aerospace Services, a unit of Honeywell International; Vice President of Engine Services at Pratt & Whitney, a unit of United Technologies Corporation; and a consultant at McKinsey & Company, specializing in telecommunications and aerospace strategy and operations. He began his career as a U.S. Air Force officer and pilot.

Qualifications

•  Effective leadership and executive experience, including as our Chairman, President and CEO

•  Operational, international and strategic experience with global large-cap companies

•  Named to the U.S.-India CEO Forum by the U.S. Department of Commerce in 2015

Other Public Company Boards

•  None

Other Positions

•  Member, the Council on Foreign Relations

•  Member, Board of Governors, National Association of Real Estate Investment Trusts (NAREIT)

•  Member, Business Roundtable

•  Trustee, Brigham and Women’s Healthcare, Inc. (Boston, Massachusetts)

    Raymond P. Dolan

President & CEO

Sonus Networks

Director Since February 2003

•   Nominating and Corporate Governance Committee (January 2004-present; Chair, February 2005-May 2015)

•   Compensation Committee (February 2003-May 2011)

Age 58

Career

Mr. Dolan has been the President and CEO of Sonus Networks, Inc., a supplier of voice, video and data infrastructure solutions for wireline and wireless telephone service providers, since October 2010. Until January 2008, he served as CEO of QUALCOMM Flarion Technologies and Senior Vice President at QUALCOMM. He was Chairman and CEO of Flarion Technologies, Inc., a provider of mobile broadband communications systems, from May 2000 until its acquisition by QUALCOMM in 2006. Before that he served as Chief Operation Officer of NextWave Telecom and as Executive Vice President of marketing of Bell Atlantic/NYNEX Mobile.

Qualifications

•  Extensive leadership in the wireless communications industry

•  International, operations, strategic and corporate governance expertise

•  Strong management and board experience

Other Public Company Boards

•  Sonus Networks, Inc. (October 2010-present)

•  NII Holdings, Inc. (July 2008–May 2012)

Other Positions

•  Appointed by President Obama to serve on the National Security Telecommunications Advisory Committee (January 2016)

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

PROPOSAL 1 ELECTION OF DIRECTORS

    Robert D. Hormats

Vice Chairman Kissinger Associates, Inc. Director Since October 2015 • Nominating and Corporate Governance Committee (February 2016-present) Age 73

Career

Mr. Hormats has served as Vice Chairman of Kissinger Associates, Inc., a strategic international consulting firm, since October 2013. From 2009 to 2013, he served as Under Secretary of State for Economic Growth, Energy and the Environment. Prior to that, he was Vice Chairman, Goldman Sachs (International) and a managing director of Goldman, Sachs & Co., which he joined in 1982. Mr. Hormats formerly served as Assistant Secretary of State for Economic and Business Affairs, Ambassador and Deputy U.S. Trade Representative, and Senior Deputy Assistant Secretary for Economic and Business Affairs. He also served as a senior staff member for International Economic Affairs on the National Security Council.

Qualifications

•  Significant international experience in both the public and private sectors, including key business and trade positions with the U.S. Federal government

•  Significant financial experience

Other Public Company Boards

•  None

Other Positions

•  Member, the Council on Foreign Relations

•  Member, Investment Committee, Tiedermann Wealth Management

•  Board of Visitors, Fletcher School of Law and Diplomacy

•  Dean’s Council, John F. Kennedy School of Government

    Carolyn F. Katz

Executive Chairman Author & Company Director Since February 2004 • Audit Committee (member since April 2004; Chair, May 2007-May 2015) • Compensation Committee (April 2004-May 2009) Age 54

Career

Ms. Katz is Executive Chairman of Author & Company, a digital publishing company. From May 2000 to October 2001, she was a principal of Providence Equity Partners Inc., a private investment firm specializing in equity investments in telecommunications and media companies. For the 16 years prior, she worked at Goldman, Sachs & Co., most recently as a managing director and co-head of Emerging Communications.

Qualifications

•  Extensive knowledge of global capital markets and investment matters

•  Financial expertise

•  Board experience with public companies in the wireless communications industry

Other Public Company Boards

•  NII Holdings, Inc. (November 2002-June 2015)

•  Vonage Holdings Corp. (January 2014–present)

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

PROPOSAL 1 ELECTION OF DIRECTORS

    Gustavo Lara Cantu

Former CEO

Monsanto Company, Latin America North Division

Director Since November 2004

•   Compensation Committee (May 2009-present)

•   Nominating and Corporate Governance Committee (February 2005-May 2009)

Age 66

Career

Mr. Lara is a retired business executive who most recently served as CEO of Monsanto Company’s Latin America North division. Prior to retiring in 2004, Mr. Lara had worked for the Monsanto Company in various capacities for more than 24 years.

Qualifications

•  Executive and governance experience with a global company

•  Insight into business operations in Latin America

•  Knowledge of financial and business developments in Mexico

Other Public Company Boards

•  None

    Craig Macnab

Chief Executive Officer National Retail Properties, Inc. Director Since December 2014 • Audit Committee (December 2014-present) Age 60

Career

Mr. Macnab has served as CEO of National Retail Properties, Inc., a publicly traded REIT, since February 2004 and as that company’s Chairman of the board since February 2008. Prior to joining National Retail Properties, Mr. Macnab was the CEO, President and a director of JDN Realty Corporation, also a publicly traded REIT, from April 2000 through March 2003.

Qualifications

•  Extensive management experience with publicly traded REITs and global large-cap companies

•  Financial expertise

•  Experience as a director of other public companies

Other Public Company Boards

•  National Retail Properties, Inc. (February 2008–present)

•  DDR Corp. (March 2003-May 2015)

•  Eclipsys Corporation (May 2008-August 2010)

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

PROPOSAL 1 ELECTION OF DIRECTORS

    JoAnn A. Reed

Healthcare Services Consultant Director Since May 2007 • Audit Committee (November 2007-present; Chair since May 2015) Age 60

Career

Before becoming a healthcare services consultant, Ms. Reed served as CFO and SVP of Finance at Medco Health Solutions, a leading pharmacy benefit manager. After joining Medco in 1988, she spent 20 years with the company, serving in finance and accounting roles of increasing responsibility; she was appointed SVP of Finance in 1992 and CFO in 1996. Prior to joining Medco, Ms. Reed held finance roles at Aetna/American Re-Insurance Co., CBS Inc., Standard and Poor’s Corp. and Unisys/Timeplex Inc.

Qualifications

•  Financial expertise

•  Extensive board experience

•  More than 25 years of leadership experience with multinational companies in financial, strategic and business development initiatives

Other Public Company Boards

•  Waters Corporation (May 2006-present)

•  Mallinckrodt plc (June 2013-present)

•  Health Management Associates, Inc. (August 2013-January 2014)

•  DynaVox Inc. (April 2010-December 2012)

Other Positions

•  Trustee, St. Mary’s College of Notre Dame (until April 2015)

    Pamela D.A. Reeve

Former President and CEO

Lightbridge, Inc.

Director Since March 2002

•   Lead Director (May 2004-present)

•   Nominating and Corporate Governance Committee (May 2009-present; August 2002-February 2005)

•   Chair, Compensation Committee (April 2004-May 2009)

•   Audit Committee (August 2002-July 2007)

Age 66

Career

A retired business executive, Ms. Reeve served from November 1989 to August 2004 as the President and CEO and a director of Lightbridge, Inc., a global provider of mobile business solutions to the wireless communications industry. Prior to joining Lightbridge in 1989, Ms. Reeve spent 11 years as a consultant and in a series of executive positions at the Boston Consulting Group, Inc.

Qualifications

•  Leadership, operational, strategic and corporate governance expertise, particularly in the communications and technology industries

•  Financial expertise

•  Extensive knowledge of our Company

Other Public Company Boards

•  Frontier Communications Corporation (May 2010-present)

•  Sonus Networks, Inc. (August 2013-present)

Other Positions

•  Chairman of the Board, The Commonwealth Institute (June 2004-present)

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

PROPOSAL 1 ELECTION OF DIRECTORS

    David E. Sharbutt

Former CEO and Chairman

Alamosa Holdings, Inc.

Director Since July 2006

•   Nominating and Corporate Governance Committee (May 2007-present; Chair since May 2015)

•   Audit Committee (May 2007-November 2007)

Age 66

Career

Mr. Sharbutt is a retired business executive who most recently served as CEO and Chairman of Alamosa Holdings, Inc., a provider of wireless communications services, which was acquired by Sprint Nextel Corporation in February 2006. Mr. Sharbutt had been Alamosa’s Chairman and a director since the company was founded in July 1998 and was named CEO in October 1999. Before joining Alamosa, Mr. Sharbutt was President and CEO of Hicks & Ragland Engineering Co., an engineering consulting company (now known as CHR Solutions).

Qualifications

•  Leadership and board experience with wireless communications companies

•  Financial expertise

•  Strategic, operational and advisory roles in leading complex telecommunications enterprises

Other Public Company Boards

•  None

Other Positions

•  Director of Flat Wireless, LLC, a private company

    Samme L. Thompson

President

Telit Associates, Inc.

Director Since August 2005 (served as director of SpectraSite, Inc. from June 2004 until our acquisition in August 2005)

•   Compensation Committee (May 2006-present; Chair since May 2009)

Age 70

Career

A business executive with more than 35 years of management experience, Mr. Thompson has served as president of Telit Associates, Inc., a financial and strategic advisory firm, since joining the firm in 2002. From 1999 to 2002, he served as SVP and Director of Strategy and Corporate Development for Motorola, Inc. Mr. Thompson also served as director of Strategic Planning and Development with AT&T Information Systems; as an SVP with Kidder, Peabody & Co.; and as a strategy consultant with McKinsey & Company.

Qualifications

•  Significant strategic and global advisory experience

•  Comprehensive board experience with companies in the wireless communications industry

Other Public Company Boards

•  Spok Holdings, Inc. (November 2004-present)

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

Proposal 2 Ratification of Selection of

Independent Registered Public Accounting Firm

The Audit Committee has selected, and the Audit Committee and the Board of Directors recommend stockholder ratification of, Deloitte & Touche LLP as our independent registered public accounting firm for the year ended December 31, 2016. Deloitte & Touche LLP has served as our independent registered public accounting firm since our inception.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they choose and will also be available to respond to appropriate questions from stockholders.

If our stockholders do not ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm, the Audit Committee will reconsider their selection.

Required Vote

Approval of this resolution requires the affirmative vote of a majority of the votes cast by or on behalf of stockholders at the Annual Meeting.

The Audit Committee and the Board of Directors recommend that you vote FOR the ratification of the selection of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the current fiscal year.

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

Proposal 3 Advisory Vote on

Executive Compensation

We are providing our stockholders the opportunity to approve, on an advisory basis (a “say on pay” vote), the compensation of our named executive officers as described in “Compensation Discussion and Analysis” and related tabular and narrative disclosures in this Proxy Statement in accordance with section 14A of the Exchange Act. We intend to submit our executive compensation to an advisory vote annually, consistent with the advisory vote of our stockholders on the frequency of the say on pay vote at our 2011 Annual Meeting of Stockholders. The next advisory say on pay vote of our stockholders on executive compensation will be held at our 2017 Annual Meeting of Stockholders.

We believe that our executive officers play a critical role in our financial, strategic and operational performance and in creating long-term stockholder value. Accordingly, our executive compensation philosophy is to create a balance that achieves our executive retention objectives while rewarding our executive officers under a pay for performance philosophy through an appropriate combination of base salary, annual performance bonus awards and long-term, equity-based compensation. The objectives of our executive compensation program include:

•	retaining our executive officers and aligning their interests with stockholder interests;

•	rewarding our executive officers for individual performance that furthers the Company’s achievement of its business strategies; and

•	rewarding our executive officers for their contributions to overall Company performance.

We continually review our executive compensation program. We also seek the input of our stockholders and based on such engagement made several changes to our executive compensation program since the 2015 Annual Meeting (see page 25).

We urge you to read the “Compensation Discussion and Analysis,” accompanying compensation tables and related narrative disclosures in this Proxy Statement, as they provide greater detail on our compensation philosophy and determinations. The Compensation Committee and the Board believe that our executive compensation program and policies are consistent with, and help us achieve the goals of, our compensation philosophy.

HIGHLIGHTS OF OUR EXECUTIVE COMPENSATION PROGRAM AND POLICIES

•	The vast majority of our executives’ targeted compensation consists of variable pay elements.

•	We weight our target compensation packages toward equity-based incentive awards to focus executives on long-term value creation and provide an appropriate balance with the short-term performance-driven bonus award.

•	Our long-term equity incentive plan no longer includes stock options and is now a mix of 40% RSUs and 60% PSUs.

•	We tie our annual performance bonus awards directly to the accomplishment of specific financial, strategic, organizational development and operational performance goals.

–	80% of the award encourages executive collaboration in the achievement of pre-established Company financial targets (total property revenue and Adjusted EBITDA); and

–	20% of the award encourages individual executive achievement of pre-established strategic, organizational development and operational performance goals (e.g., driving process efficiency, enhancing our strategic and financial position, and developing talent), including certain budget metrics.

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

PROPOSAL 3 ADVISORY VOTE ON EXECUTIVE COMPENSATION

•	We introduced PSUs in our long-term incentive plan to further enhance our pay for performance philosophy. In 2016, we further enhanced our PSU program to include ROIC to complement the AFFO per Share growth metric and a three-year performance period, rather than three consecutive one-year performance periods.

•	We provide equity vesting upon a change in control only upon a termination of employment (a “double-trigger”), with no tax gross-ups provided.

•	Our retirement and welfare benefits are consistent for all employees, with no pension or deferred compensation plans for executive officers and limited perquisites.

•	Our annual performance bonus awards and long-term, equity-based awards have terms that, in certain circumstances, allow us to “claw back” cash and shares received pursuant to such awards or require the payment of gains realized upon disposition of such shares under certain circumstances.

•	Our stock ownership guidelines require each executive to own a number of shares at a multiple of his or her annual base salary (six times base salary for our CEO and three times base salary for our other executive officers who report directly to our CEO), and each executive will be required to retain at least 50% of shares net of tax obligations until he or she meets the ownership requirements.

•	We conduct a risk review of our compensation programs each year to determine if any elements of the programs create an inappropriate level of risk.

Required Vote

Approval of this resolution requires the affirmative vote of a majority of the votes cast by or on behalf of stockholders at the Annual Meeting. Abstentions and broker non-votes are not considered as votes cast “for” or “against” this proposal and have no effect on the results.

Although the advisory vote on this proposal is non-binding, meaning that our Board is not required to adjust our executives’ compensation, or our compensation programs or policies, as a result of the vote, we encourage all stockholders to vote their shares on this matter, as the Board and the Compensation Committee will consider the voting results when determining compensation policies and decisions, including future executive-compensation decisions.

The Board of Directors unanimously recommends that you vote FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

Proposal 4 Stockholder Proposal Regarding

Threshold Required to Call a Special Meeting

Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, the beneficial owner of at least 100 shares of Common Stock, has notified us that he intends to present a proposal at the Annual Meeting. The proposal appears as we received it, and we accept no responsibility for the accuracy of the proposal or the proponent’s statements below. The Board of Directors unanimously recommends that you vote AGAINST this proposal.

STOCKHOLDER PROPOSAL:

4 – SPECIAL SHAREOWNER MEETINGS

Resolved, Shareowners ask our board to take the steps necessary (unilaterally if possible) to amend our bylaws and each appropriate governing document to give holders in the aggregate of 10% of our outstanding common stock the power to call a special shareowner meeting. This proposal does not impact our board’s current power to call a special meeting.

Delaware law allows 10% of shareholders to call a special meeting and dozens or hundreds of companies have adopted the 10% threshold. Special meetings allow shareowners to vote on important matters, such as electing new directors that can arise between annual meetings. Shareowner input on the timing of shareowner meetings is especially important when events unfold quickly and issues may become moot by the next annual meeting.

This is also important because there could be a 15-month span between our annual meetings. This proposals topic won more than 70% support at Edwards Lifesciences and SunEdison in 2013. Vanguard sent letters to 350 of its portfolio companies asking them to consider providing the right for shareholders to call a special meeting.

Delaware law allows 10% of shareholders to call a special meeting without mandating a holding period. However, it now takes 25% of American Tower shareholders, from only those shareholders with at least one-year of continuous stock ownership, to call a special meeting.

Thus potentially 50% of American Tower shareholders could be disenfranchised from having any voice whatsoever in calling a special meeting due to the American Tower one-year restriction. The average holding period for stock is less than one-year according to “Stock Market Investors Have Become Absurdly Impatient.”

Please vote to enhance shareholder value: Special Shareowner Meetings–Proposal 4

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

PROPOSAL 4 STOCKHOLDER PROPOSAL REGARDING THRESHOLD REQUIRED TO CALL A SPECIAL MEETING

Board’s Statement in Opposition:

The Board of Directors unanimously recommends that stockholders vote “AGAINST” this proposal for the following reasons:

Our By-Laws already give stockholders the right to call a special meeting. In 2013, after careful consideration and soliciting feedback from our largest stockholders, the Board recommended that our By-Laws be amended to reduce the threshold required to call a special meeting of stockholders to twenty-five percent (25%) in the aggregate of the capital stock of the Company issued, outstanding and entitled to vote. Our stockholders overwhelmingly approved this By-Law amendment, with more than 99% of votes cast.

The Board believes that reducing the threshold required to call a special meeting to ten percent (10%) is not in the best interests of the Company or our stockholders. As special meetings are time-consuming, costly and distracting, our Board believes that a special meeting should be called only if it is supported by a meaningful portion of our long-term stockholders or is required by law. Accordingly, the combination of our twenty-five percent (25%) ownership threshold and one-year holding requirement strikes a reasonable balance between enhancing our stockholders’ rights to call a special meeting while protecting against the risks of unnecessary financial expense and disruption to our business. If the threshold were reduced to ten percent (10%), a small minority of stockholders could call a special meeting regarding matters that do not adequately represent the concerns of most stockholders. In addition, stockholders have a number of other opportunities to engage with management and our Board, including during our stockholder outreach, regular meetings of management with our stockholders and our recurring investor days. Under Rule 14a-8 of the Exchange Act, stockholders with even minimal holdings can present proposals, such as this one, at annual meetings. A significant majority of Delaware S&P 500 companies that provide stockholders with the right to call a special meeting have ownership thresholds higher than ten percent (10%). In addition, during proxy season 2015, all of the stockholder proposals seeking to reduce the ownership threshold required to call a special meeting to ten percent (10%) failed. Further, based upon a review of the publicly available proxy voting guidelines of certain of our largest stockholders, we believe that the substantial majority of our stockholder base would not support a ten percent (10%) threshold. Reducing our threshold would not appropriately represent our stockholders’ preferences or current market practice.

Our Board is committed to strong corporate governance practices and has implemented a number of policies and procedures that enhance our stockholders’ rights, including:

•	majority voting for directors;

•	annual elections of directors;

•	the existing rights of stockholders to call a special meeting;

•	stockholders’ right to act by written consent;

•	a strong lead independent director; and

•	most recently, our adoption of a proxy access By-Law amendment.

In light of the Board’s continuing commitment to ensuring effective corporate governance, the Board believes that adoption of this proposal is not necessary and could be disruptive and financially burdensome to the Company’s operations.

For the reasons discussed above, the Board believes that this proposal is not in the best interests of the Company or its stockholders.

Required Vote

Approval of this resolution requires the affirmative vote of a majority of the votes cast by or on behalf of stockholders at the Annual Meeting. Abstentions and broker non-votes are not considered as votes cast “for” or “against” this proposal and have no effect on the results.

The Board of Directors unanimously recommends continuing with the current ownership threshold required to call a special meeting and that you vote AGAINST the adoption of this proposal.

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

Questions & Answers

Q.	Why did I receive these proxy materials?

A.	You received these materials because you were a stockholder as of April 6, 2016, the record date fixed by the Board, and are therefore entitled to receive notice of the Annual Meeting (Notice) and to vote on matters presented at the Annual Meeting, which will be held on June 1, 2016.

Q.	Why did I receive a Notice instead of a full set of proxy materials?

A.	The SEC allows us to make this Proxy Statement and our Annual Report to Stockholders, which includes a copy of our Form 10-K, available electronically via the Internet at www.proxyvote.com. On or about April 22, 2016, we mailed you a Notice containing instructions for accessing this Proxy Statement and our Annual Report and for voting (i.e., submitting your proxy) over the Internet. If you received the Notice by mail, you will not receive a printed copy of the proxy materials in the mail. If you would like a printed copy of our proxy materials, please follow the instructions for requesting those materials included in the Notice.

Q.	When and where is the Annual Meeting being held?

A.	The Annual Meeting will be held on Wednesday, June 1, 2016 at 11:00 a.m., local time, in the Braemore/Kenmore Room at the Colonnade Hotel, 120 Huntington Avenue, Boston, Massachusetts 02116.

Q.	Who is entitled to vote at the Annual Meeting?

A.	Holders of American Tower’s Common Stock at the close of business on April 6, 2016, the record date fixed by the Board, may vote at the Annual Meeting.

Q.	How many votes may I cast?

A:	Each share of Common Stock is entitled to one vote with respect to each of the matters submitted for vote. On April 6, 2016, there were 424,564,454 shares of Common Stock outstanding and entitled to vote.

Q.	What constitutes a quorum for the Annual Meeting?

A.	The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding on April 6, 2016 constitutes a quorum for the transaction of business at the Annual Meeting. We will count abstentions and shares held by brokers or nominees who have not received instructions from the beneficial owner (broker non-votes) as present for purposes of determining the presence or absence of a quorum.

Q.	What items will be voted on at the Annual Meeting, and what is the required vote to approve each item?

A.	All stockholders are entitled to vote on the following proposals:

•	Proposal 1—To elect to the Board of Directors the ten nominees named in this Proxy Statement;

•	Proposal 2—To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016;

•	Proposal 3—To approve, on an advisory basis, our executive compensation; and

•	Proposal 4—Stockholder proposal regarding ownership threshold required to call a special meeting.

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

QUESTIONS & ANSWERS

To be elected, a Director must receive an affirmative majority of votes cast–i.e., the number of “for” votes must exceed the number of “against” votes. Similarly, each of Proposals 2, 3 and 4 also requires an affirmative majority of the votes cast. We will not count shares that abstain from voting on a particular matter as votes cast “for” or “against” such matter, and therefore, they will have no effect on the outcome of the vote or any of the Proposals.

Although the advisory vote on executive compensation is non-binding, our Compensation Committee will consider and take into account the voting results when making future executive compensation determinations.

Q.	How will proxies be voted at the Annual Meeting?

A.	If you hold shares through a broker or nominee and do not provide the broker or nominee with specific voting instructions, under the rules that govern brokers or nominees in such circumstances, your broker or nominee will have the discretion to vote such shares on routine matters, but not on non-routine matters. As a result:

•	Your broker or nominee will not have the authority to vote such shares with respect to Proposals 1, 3 and 4, because the NYSE rules treat these matters as non-routine. Accordingly, such broker non-votes will have no effect on the outcome of the vote on these proposals.

•	Your broker or nominee will have the authority to vote such shares with respect to Proposal 2, because that matter is treated as routine under the NYSE rules.

Broker non-votes will be counted as present for purposes of determining the presence of a quorum.

If you are a registered stockholder and no instructions are indicated on a properly executed proxy card submitted by you, the shares represented by the proxy will be voted FOR each of Proposals 1, 2 and 3, AGAINST Proposal 4, and in accordance with the proxy holder’s judgment for any other matter that may be properly brought before the Annual Meeting, or any adjournments or postponements thereof.

Q.	How do I cast a vote?

A.	You may vote by any one of the following means:

•	By Internet. If you received a Notice about the Internet availability of our proxy materials, you may submit your proxy over the Internet by following the instructions on the Notice. If you received a paper copy of a proxy card or voting instruction card by mail, you may submit your proxy over the Internet by following the instructions on the proxy card or voting instruction card.

•	By Telephone. You may submit your vote by telephone by following the instructions on the Notice or proxy card or voting instruction card if you received such materials by mail.

•	By Mail. If you received a paper copy of a proxy card or voting instruction card by mail, you may submit your proxy by completing, signing and dating your proxy card or voting instruction card and mailing it in the accompanying self-addressed envelope. No postage is necessary if mailed in the United States.

•	In person, at the Annual Meeting. If you hold shares in your name as the stockholder of record, you may vote in person at the Annual Meeting. If you are a beneficial owner but not the stockholder of record, you may vote in person at the Annual Meeting only with a legal proxy obtained from your broker, trustee or nominee, as applicable.

Properly completed and submitted proxy cards and voting instruction cards, as well as proxies properly completed and submitted over the Internet, will be voted at the Annual Meeting in accordance with the instructions provided as long as they are received in time for voting and not revoked.

Q.	Can I change my mind after I vote?

A.	Yes, you can change your vote at any time before the Annual Meeting. To revoke your proxy, you must:

•	file an instrument of revocation with our Secretary, at our principal executive offices: 116 Huntington Avenue, Boston, Massachusetts 02116;

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

QUESTIONS & ANSWERS

•	mail a new proxy card dated after the date of the proxy you wish to revoke to our Secretary at our principal executive offices;

•	submit a later-dated proxy over the Internet in accordance with the instructions on the Internet voting website; or

•	if you are a stockholder of record or you obtain a legal proxy from your broker, trustee or nominee, as applicable, you may attend the Annual Meeting and vote in person.

If your proxy is not revoked, we will vote it at the Annual Meeting in accordance with your instructions indicated on the proxy card or voting instruction card or, if submitted over the Internet, as indicated on the submission.

Q.	Who bears the cost of this proxy solicitation?

A.	American Tower Corporation bears all proxy solicitation costs. In addition to solicitations by mail, our Board, our officers and our regular employees, without additional remuneration, may solicit proxies by telephone, fax, electronic transmission and personal interviews. We will request brokers, banks, custodians and other fiduciaries to forward proxy-soliciting materials to the beneficial owners of Common Stock and will reimburse them for their reasonable out-of-pocket expenses incurred in connection with distributing proxy materials.

We have retained Alliance Advisors, LLC, a proxy-solicitation firm, to help us solicit proxies. We expect to pay Alliance Advisors, LLC approximately $28,000, plus reasonable out-of-pocket expenses, for these services.

Q.	What do I need to do now?

A.	You should carefully read and consider the information contained in this Proxy Statement. It contains important information about American Tower that you should consider before voting.

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

Additional Information

Other Matters

The Board does not know of any other matters that might come before the Annual Meeting. However, if any other matters are properly presented at the meeting, the persons named in the accompanying proxy or their substitutes acting thereunder intend to vote, or otherwise act, in accordance with their best judgment on those matters.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our Directors, executive officers and persons who own more than ten percent (10%) of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. SEC rules also require such officers, Directors and ten percent (10%) stockholders to furnish us with copies of all Section 16(a) reports they file. We reviewed copies of the forms we received or written representations from certain reporting persons that they were not required to file a Form 5. Based solely on that review, we believe that, during the fiscal year ended December 31, 2015, our officers, Directors and ten percent (10%) stockholders complied with all Section 16(a) filing requirements applicable to them.

Proposals of Stockholders

Pursuant to Rule 14a-8 of the Exchange Act, we must receive any stockholder proposal intended to be presented at our 2017 Annual Meeting of Stockholders by no later than December 23, 2016 if it is to be included in the Proxy Statement and form of proxy relating to the meeting. Any such proposal must also comply with the other requirements of Rule 14a-8.

Under the advance notice provisions in our By-Laws, if you want to submit a proposal for the 2017 Annual Meeting for presentation at the meeting pursuant to Delaware corporate law (as opposed to inclusion in the Proxy Statement under Rule 14a-8) or intend to nominate a person as a candidate for election to the Board directly, the Secretary must receive the proposal or nomination between February 1, 2017 and the close of business on March 3, 2017, which are 90 days and 120 days, respectively, before the one-year anniversary of the 2016 Annual Meeting.

If the 2017 Annual Meeting is held more than 30 days before or more than 70 days after the one-year anniversary of the 2016 Annual Meeting, the Secretary must receive any such proposal or nomination no earlier than the 120th day before the 2017 Annual Meeting and by the later of the close of business of (a) the 90th day before the 2017 Annual Meeting; or (b) the tenth day following the day on which the date of the 2017 Annual Meeting is first disclosed publicly by the Company. In addition, any proposals must comply with the other requirements of our By-Laws.

If you want to present a proposal before the 2017 Annual Meeting but do not wish to have it included in the Proxy Statement and proxy card, you must also give us written notice. Please address such correspondence to: American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116, Attention: Secretary. If the Secretary does not receive your written notice on or before March 8, 2017, then proxies designated by the Board will have discretionary authority to vote on any such proposal.

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

ADDITIONAL INFORMATION

Proxy Access

Under the proxy access provisions in our By-Laws, if you wish to nominate any person for election to our Board at the 2017 Annual Meeting, and have your nominee included in the proxy statement the Secretary must receive your nomination notice must be submitted to the Secretary between January 2, 2017, which is 150 days before the one-year anniversary of the 2016 Annual Meeting, and February 1, 2017, which is 120 days before such anniversary.

If the 2017 Annual Meeting is held more than 30 days before or more than 70 days after the one-year anniversary of the 2016 Annual Meeting, the Secretary must receive your nomination notice by the later of (a) the 120th day before the 2017 Annual Meeting; or (b) the 10th day following the day on which the date of the 2017 Annual Meeting is first disclosed publicly by the Company.

Householding of Annual Meeting Materials

The SEC has also adopted a “householding” rule, which we have implemented for current and future stockholder communications, that permits us to deliver a single set of proxy materials to a household even if two or more stockholders live under the same roof or a stockholder has shares registered in multiple accounts. This rule enables us to reduce printing and mailing expenses associated with proxy materials and reduces the amount of duplicative information you might receive. Your consent will continue for as long as you remain a stockholder of the Company, unless you revoke it, which you may do at any time by writing or calling Broadridge at the following address or phone number: Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717 (800-542-1061). If you revoke your consent, we will begin sending separate copies within 30 days of receiving your revocation.

Some banks, brokers and other nominee record holders may participate in the practice of householding notices, proxy statements and annual reports. We will promptly deliver a separate copy of each document to you if you write or call us at the following address or phone number: American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116, Attention: Investor Relations (617-375-7500). If you wish to receive separate copies of the notice, proxy statement or annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

Annual Report on Form 10-K

If you would like to receive, free of charge, a copy of our Form 10-K for the year ended December 31, 2015—as filed with the SEC, excluding exhibits—please write or call us at the following address or phone number: American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116, Attention: Investor Relations (617-375-7500).

By Order of the Board of Directors,

James D. Taiclet, Jr.

Chairman of the Board, President and

Chief Executive Officer

Boston, Massachusetts

April 22, 2016

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

Appendix A

Definitions, Reconciliations to Measures under GAAP and Calculation of Defined Measures

Adjusted EBITDA is defined as net income before: income (loss) from equity method investments; income tax benefit (provision); other income (expense); gain (loss) on retirement of long-term obligations; interest expense; interest income; other operating income (expense); depreciation, amortization and accretion; and stock-based compensation expense.

ROIC is defined as Adjusted EBITDA less maintenance capital expenditures and corporate capital expenditures and cash taxes, divided by gross property and equipment, goodwill and intangible assets.

Adjusted Funds From Operations (AFFO) is defined as Funds From Operations, as defined by the National Association of Real Estate Investment Trusts (NAREIT FFO), before (i) straight-line revenue and expense; (ii) stock-based compensation expense; (iii) the non-cash portion of our tax provision; (iv) non-real estate related depreciation, amortization and accretion; (v) amortization of deferred financing costs, capitalized interest, debt discounts and premiums and long-term deferred interest charges; (vi) other income (expense); (vii) gain (loss) on retirement of long-term obligations; (viii) other operating income (expense); and adjustments for (ix) unconsolidated affiliates and (x) noncontrolling interest, less cash payments related to capital improvements and cash payments related to corporate capital expenditures.

We present AFFO for the year ended December 31, 2015 before the one-time cash charge incurred in connection with a tax election, pursuant to which one of our subsidiaries no longer operates as a separate real estate investment trust, as it is nonrecurring and we do not believe it is an indication of our operating performance.

AFFO per Share is defined as AFFO divided by the diluted weighted average common shares outstanding.

NAREIT FFO is defined as net income before gains or losses from the sale or disposal of real estate, real estate related impairment charges, real estate related depreciation, amortization and accretion and dividends declared on preferred stock, and including adjustments for (i) unconsolidated affiliates and (ii) noncontrolling interest.

For more information regarding these measures, see “Non-GAAP Financial Measures” under Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Form 10-K.

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

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APPENDIX A RECONCILIATIONS

Reconciliations to Historical Results

Reconciliations to Historical Results

($ In millions, except per share amounts. Totals may not add due to rounding.)
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA	2007	2008	2009	2010	2011	2012	2013	2014	2015
Net income	$56.6	$347.4	$247.1	$373.6	$381.8	$594.0	$482.2	$803.2	$672.0
Loss (income) from discontinued operations, net	36.4	(111.0)	(8.2)	(0.0)	—	—	—	—	—
Income from continuing operations	$93.0	$236.4	$238.9	$373.6	$381.8	$594.0	$482.2	$803.2	$672.0
Income from equity method investments	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	—	—	—
Income tax provision	59.8	135.5	182.6	182.5	125.1	107.3	59.5	62.5	158.0
Other (income) expense	(20.7)	(6.0)	(1.3)	(0.3)	123.0	38.3	207.5	62.1	135.0
Loss on retirement of long-term obligations	35.4	4.9	18.2	1.9	0.0	0.4	38.7	3.5	79.6
Interest expense	235.8	253.6	249.8	246.0	311.9	401.7	458.3	580.2	595.9
Interest income	(10.8)	(3.4)	(1.7)	(5.0)	(7.4)	(7.7)	(9.7)	(14.0)	(16.5)
Other operating expenses	9.2	11.2	19.2	35.9	58.1	62.2	71.5	68.5	66.7
Depreciation, amortization and accretion	522.9	405.3	414.6	460.7	555.5	644.3	800.1	1,003.8	1,285.3
Stock-based compensation expense	54.6	54.8	60.7	52.6	47.4	52.0	68.1	80.2	90.5
ADJUSTED EBITDA	$979.3	$1,092.3	$1,180.9	$1,347.7	$1,595.4	$1,892.4	$2,176.4	$2,649.9	$3,066.6

AFFO RECONCILIATION(1)	2007	2008	2009	2010	2011	2012	2013	2014	2015
Adjusted EBITDA (from above)	$979.3	$1,092.3	$1,180.9	$1,347.7	$1,595.4	$1,892.4	$2,176.4	$2,649.9	$3,066.6
Straight-line revenue	(69.7)	(50.4)	(36.3)	(105.2)	(144.0)	(165.8)	(147.7)	(123.7)	(155.0)
Straight-line expense	26.7	27.6	26.6	22.3	31.0	33.7	29.7	38.4	56.1
Cash interest	(227.5)	(244.0)	(240.4)	(237.6)	(300.8)	(380.6)	(435.3)	(571.6)	(573.4)
Interest Income	10.8	3.4	1.7	5.0	7.4	7.7	9.7	14.0	16.5
Cash received (paid) for income taxes(2)	(35.3)	(35.1)	(40.2)	(36.4)	(53.9)	(69.3)	(51.7)	(69.2)	(64.0)
Dividends Declared on preferred stock	—	—	—	—	—	—	—	(23.9)	(90.2)
Capital Improvement Capex	(29.2)	(32.5)	(32.5)	(31.4)	(60.8)	(75.4)	(81.2)	(75.0)	(89.9)
Corporate Capex	(12.7)	(5.6)	(8.1)	(11.6)	(18.7)	(20.0)	(30.4)	(24.1)	(16.4)
AFFO	$642.4	$755.8	$851.7	$952.8	$1,055.5	$1,222.6	$1,469.5	$1,814.7	$2,150.3
Divided by: Weighted Average Diluted Shares	426.1	418.4	406.9	404.1	400.2	399.6	399.1	400.1	423.0
AFFO Per Share	$1.51	$1.81	$2.09	$2.36	$2.64	$3.06	$3.68	$4.54	$5.08

(1)	Calculation of AFFO excludes start-up related capital spending in 2012-2015.

(2)	2007 cash tax included in AFFO calculation has been adjusted to exclude a cash tax refund received in 2007 related to the carry back of certain federal net operating losses. AFFO for 2015 excludes one-time cash tax charge incurred during the third quarter of 2015, as we do not believe it is an indication of operating performance.

Return on Invested Capital	2007	2008	2009	2010	2011	2012	2013(3)	2014	2015(3)
Adjusted EBITDA	$979	$1,092	$1,181	$1,348	$1,595	$1,892	$2,401	$2,650	$3,206
Cash Taxes	(35)	(35)	(40)	(36)	(54)	(69)	(114)	(69)	(107)
Maintenance Capital Expenditures	(29)	(33)	(33)	(31)	(61)	(75)	(81)	(75)	(124)
Corporate Capital Expenditures	(13)	(6)	(8)	(12)	(19)	(20)	(23)	(24)	(26)
Numerator	$903	$1,019	$1,100	$1,268	$1,462	$1,728	$2,183	$2,482	$2,948
Gross property and equipment	$4,992	$5,213	$5,621	$6,376	$7,889	$9,047	$10,844	$11,659	$14,397
Gross Intangibles	2,666	2,619	2,790	3,213	3,978	4,892	8,471	9,172	12,671
Gross Goodwill	2,333	2,334	2,399	2,660	2,824	2,991	3,928	4,180	4,240
Denominator	$9,991	$10,166	$10,810	$12,249	$14,691	$16,930	$23,243	$25,011	$31,308
ROIC	9.0%	10.0%	10.2%	10.4%	10.0%	10.2%	9.4%	9.9%	9.4%

(3)	2013 reflects Q4 2013 annualized numbers to account for full year impact of GTP transaction, and 2015 reflects Q4 2015 annualized numbers to account for full year impact of Verizon transaction.

AMERICAN TOWER CORPORATION 2016 PROXY STATEMENT

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116 HUNTINGTON AVENUE BOSTON, MASSACHUSETTS 02116	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions until 11:59 P.M. Eastern Time the day before the annual meeting. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E06980-P77926	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMERICAN TOWER CORPORATION
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors
	Nominees:	For	Against	Abstain
	1a. Raymond P. Dolan	☐	☐	☐
	1b. Robert D. Hormats	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2 and 3:		For	Against	Abstain
	1c. Carolyn F. Katz	☐	☐	☐	2. To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2016.		☐	☐	☐
	1d. Gustavo Lara Cantu	☐	☐	☐
	1e. Craig Macnab	☐	☐	☐	3. To approve, on an advisory basis, the Company’s executive compensation.		☐	☐	☐
	1f. JoAnn A. Reed	☐	☐	☐	The Board of Directors recommends you vote AGAINST the following stockholder proposal:
	1g. Pamela D.A. Reeve	☐	☐	☐
	1h. David E. Sharbutt	☐	☐	☐	4. To amend the bylaws to reduce the ownership threshold required to call a special meeting of the stockholders.		☐	☐	☐
	1i. James D. Taiclet, Jr.	☐	☐	☐	NOTE: To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.
	1j. Samme L. Thompson	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice & Proxy Statement and Annual Report/Form 10-K are available at www.proxyvote.com.

E06981-P77926

AMERICAN TOWER CORPORATION 116 HUNTINGTON AVENUE, 11th FLOOR BOSTON, MASSACHUSETTS 02116
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of American Tower Corporation (“American Tower”), having received the Notice and Proxy Statement dated April 22, 2016, hereby appoints JAMES D. TAICLET, JR. and EDMUND DISANTO, and each of them, as proxies, each with the power to act without the other and with full power of substitution, for the undersigned to vote the number of shares of common stock, $.01 par value per share, of American Tower that the undersigned would be entitled to vote if personally present at the 2016 Annual Meeting of Stockholders to be held on June 1, 2016 at 11:00 a.m., local time, in the Braemore/Kenmore Room at the Colonnade Hotel, 120 Huntington Avenue, Boston, Massachusetts 02116 and at any adjournment or postponement thereof, on the matters listed on the reverse side that are more particularly described in the Proxy Statement dated April 22, 2016.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THE PROXIES WILL VOTE IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS ON EACH OF THE MATTERS LISTED ON THE REVERSE SIDE OF THIS CARD AND, AT THEIR DISCRETION, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side